Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 20, 2008
BY AND AMONG
MEADOWBROOK INSURANCE GROUP, INC.,
PROCENTURY CORPORATION,
AND
MBKPC CORP.

i

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2008, is by and among Meadowbrook Insurance Group, Inc., a Michigan corporation (“Meadowbrook”), ProCentury Corporation, an Ohio corporation (“ProCentury”), and MBKPC Corp., a Michigan corporation and a wholly-owned subsidiary of Meadowbrook (“Merger Sub”). Meadowbrook, ProCentury and Merger Sub are sometimes referred to herein, individually as a “Party,” and collectively, as the “Parties”.
     WHEREAS, the respective boards of directors of Meadowbrook, Merger Sub and ProCentury have each approved and adopted this Agreement and the transactions contemplated hereby, including the merger of ProCentury with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth herein;
     WHEREAS, the board of directors of ProCentury deems it advisable and in the best interests of ProCentury and its shareholders that ProCentury enter into this Agreement to advance its strategic business interests by putting the ProCentury Insurance Subsidiaries and the Meadowbrook Insurance Subsidiaries under common ownership, and permitting the coordination of activities conducted by them, and otherwise participating in growth opportunities of Meadowbrook and its Subsidiaries;
     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and
     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the following respective meanings:
     “Acquisition Agreement” shall have the meaning set forth in Section 9.1(j).
     “Acquisition Proposal” shall have the meaning set forth in Section 7.7.
     “Agent” means an agent, representative, distributor, broker, employee or other Person authorized to sell or administer products of a ProCentury Insurance Subsidiary.
     “Aggregate Merger Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).

     “Aggregate Stock Amount” shall have the meaning set forth in Section 3.2(f).
     “Agreement” shall have the meaning set forth in the Preamble.
     “Applicable Date” shall have the meaning set forth in Section 4.5(a).
     “Average Closing Date Meadowbrook Share Price” shall have the meaning set forth in Section 3.1(a)(2)(i).
     “Burdensome Condition” shall have the meaning set forth in Section 8.1(g).
     “Capital Change” shall have the meaning set forth in Section 3.6.
     “Cash Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).
     “Cash Election” shall have the meaning set forth in Section 3.2(a).
     “Cash Election Shares” shall have the meaning set forth in Section 3.2(a).
     “Century 401(k) Plan” shall have the meaning set forth in Section 7.9(a).
     “Certificate” shall have the meaning set forth in Section 3.3(a).
     “Certificates of Merger” shall have the meaning set forth in Section 2.2.
     “Closing” shall have the meaning set forth in Section 10.1.
     “Closing Date” shall have the meaning set forth in Section 10.1.
     “Code” shall have the meaning set forth in the third recital.
     “Covered Person” shall have the meaning set forth in Section 4.25.
     “Determination Date” shall have the meaning set forth in Section 3.1(a)(2)(ii).
     “Dissenting Shareholder” shall have the meaning set forth in Section 3.8.
     “Dissenting Shares” shall have the meaning set forth in Section 3.8.
     “DOL” means United States Department of Labor.
     “Drop Dead Date” shall have the meaning set forth in Section 9.1(c).
     “Effective Time” shall have the meaning set forth in Section 2.2.
     “Election Deadline” shall have the meaning set forth in Section 3.2(b).
     “Election Form” shall have the meaning set forth in Section 3.2(a).

     “Environmental Laws” means all federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each entity that is treated as a single employer with ProCentury for purposes of Code Section 414.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” shall have the meaning set forth in Section 3.2(c).
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(2)(iii).
     “Excluded Shares” shall have the meaning set forth in Section 3.1(a)(1).
     “Forms” shall have the meaning set forth in Section 4.22(e).
     “GAAP” means generally accepted accounting principles.
     “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Party” shall have the meaning set forth in Section 7.11(a).
     “Injunction” shall have the meaning set forth in Section 8.1(f).
     “Insurance Laws” shall have the meaning set forth in Section 4.22(b).
     “IRS” means the Internal Revenue Service.
     “Laws” means all applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.
     “Liens” means any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, choate or inchoate, of any kind or nature whatsoever or however arising, including any Tax lien.
     “License” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
     “Maximum Cash Consideration” shall have the meaning set forth in Section 3.1(a)(2)(iv).

     “Meadowbrook” shall have the meaning set forth in the Preamble.
     “Meadowbrook 401(k) Plan” shall have the meaning set forth in Section 7.9(a).
     “Meadowbrook Actuarial Analyses” shall have the meaning set forth in Section 5.20(g).
     “Meadowbrook Common Stock” means the common stock, stated value $.01 per share, of Meadowbrook.
     “Meadowbrook Credit Facility” means the credit facility established under the Credit Agreement dated as of November 12, 2004 among Meadowbrook and Standard Federal Bank National Association (“Standard Federal”), as amended by the First Amendment to Credit Agreement dated May 20, 2005 between Meadowbrook and Standard Federal, the Second Amendment to Credit Agreement dated September 8, 2007 between Meadowbrook and Standard Federal, the Third Amendment to Credit Agreement dated December 28, 2005 and the Fourth Amendment to Credit Agreement dated April 10, 2007 among Meadowbrook, Meadowbrook, Inc., Crest Financial Corporation and LaSalle Bank Midwest National Association.
     “Meadowbrook Disclosure Schedule” shall have the meaning set forth in Article V.
     “Meadowbrook Insurance Contracts” shall have the meaning set forth in Section 5.20(e).
     “Meadowbrook Insurance Subsidiaries” shall have the meaning set forth in Section 5.20(a).
     “Meadowbrook Intellectual Property” shall have the meaning set forth in Section 5.16.
     “Meadowbrook Material Adverse Effect” means an event, change or effect that has a material adverse effect on (i) the financial position, results of operations or business of Meadowbrook and its Subsidiaries taken as a whole or (ii) the ability of Meadowbrook or Merger Sub to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Meadowbrook Material Adverse Effect shall not be deemed to include any events, changes or effects to the extent resulting from (a) changes in Insurance Laws and other Laws of general applicability or interpretations thereof by courts or Governmental Entities, or other changes affecting insurance companies generally, including changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God), (b) changes in GAAP or regulatory accounting requirements applicable to insurance companies and their holding companies generally, (c) any modifications or changes to policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement, (e) actions or omissions of Meadowbrook or Merger Sub taken with the prior written consent of ProCentury in contemplation of the transactions contemplated hereby, (f) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby and (g) changes in general financial or capital market conditions.

     “Meadowbrook Plans” shall have the meaning set forth in Section 5.11.
     “Meadowbrook Preferred Stock” shall have the meaning set forth in Section 5.2(a).
     “Meadowbrook Reports” shall have the meaning set forth in Section 5.5(a).
     “Meadowbrook SAP Statements” shall have the meaning set forth in Section 5.6(b).
     “Meadowbrook Shareholder Meeting” shall have the meaning set forth in Section 7.2(b).
     “Meadowbrook Shareholder Approval” shall have the meaning set forth in Section 8.1(b).
     “Meadowbrook Stock Plans” shall have the meaning set forth in Section 5.2(a).
     “Meadowbrook’s Counsel” means Bodman LLP, counsel to Meadowbrook.
     “Meadowbrook Trusts” means Meadowbrook Capital Trust I and Meadowbrook Capital Trust II formed in connection with the issuance of trust preferred securities referred to in the Meadowbrook Reports.
     “Merger” shall have the meaning set forth in the first recital.
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Minimum Tax Ratio” shall have the meaning set forth in Section 3.2(f).
     “Mixed Election” shall have the meaning set forth in Section 3.2(a).
     “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Inc., or any successor thereto.
     “No-Election Shares” shall have the meaning set forth in Section 3.2(a).
     “Non-Election” shall have the meaning set forth in Section 3.2(a).
     “NYSE” means the New York Stock Exchange or such national securities exchange on which the Meadowbrook Common Stock is listed.
     “Option Merger Consideration” shall have the meaning set forth in Section 3.9.
     “Party” and “Parties” shall have the meaning set forth in the Preamble.
     “Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the consolidated balance sheet (or notes thereto) of ProCentury or securing liabilities reflected on such balance sheet, (d) which was incurred in the ordinary course of business since September 30, 2007 and (e) all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by ProCentury or its Subsidiaries as of the date hereof.
     “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.
     “Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(a)(1)(i).
     “Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(a)(1)(ii).
     “Previously Disclosed” shall have the meaning set forth in Section 6.1.
     “ProCentury” shall have the meaning set forth in the Preamble.
     “ProCentury Actuarial Analyses” shall have the meaning set forth in Section 4.22(g).
     “ProCentury Common Shares” means the common shares, without par value, of ProCentury.
     “ProCentury Contract” shall have the meaning set forth in Section 4.15(a).
     “ProCentury Disclosure Schedule” shall have the meaning set forth in Article IV.
     “ProCentury Insurance Contracts” shall have the meaning set forth in Section 4.22(e).
     “ProCentury Insurance Subsidiary(ies)” shall have the meaning set forth in Section 4.22(a).
     “ProCentury Intellectual Property” shall have the meaning set forth in Section 4.17.
     “ProCentury Material Adverse Effect” means an event, change or effect that has a material adverse effect on (i) the financial position, results of operations or business of ProCentury and its Subsidiaries taken as a whole or (ii) the ability of ProCentury to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that ProCentury Material Adverse Effect shall not be deemed to include any events, changes or effects to the extent resulting from (a) changes in Insurance Laws and other Laws of general applicability or interpretations thereof by courts or Governmental Entities, or other changes affecting insurance companies generally, including changes in general political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God), (b) changes in GAAP or regulatory accounting requirements applicable to insurance companies and their holding companies generally, (c) any modifications or changes to policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement, (e) actions or omissions of ProCentury taken with the prior written consent of Meadowbrook, as applicable, in contemplation of the transactions contemplated hereby, (f) the payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change-in-control or severance agreements as of the date hereof as Previously Disclosed, (g) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby and (h) changes in general financial or capital market conditions.
     “ProCentury Option Plans” shall have the meaning set forth in Section 4.2(a).
     “ProCentury Optionholder” shall have the meaning set forth in Section 4.2(a).
     “ProCentury Option” shall have the meaning set forth in Section 3.9.
     “ProCentury Plans” shall have the meaning set forth in Section 4.11(a).
     “ProCentury Preferred Shares” means the preferred shares, no par value, of ProCentury.
     “ProCentury Reports” shall have the meaning set forth in Section 4.5(a).
     “ProCentury SAP Statements” shall have the meaning set forth in Section 4.6(b).
     “ProCentury Shareholder Approval” shall have the meaning set forth in Section 8.1(a).
     “ProCentury Shareholder Meeting” shall have the meaning set forth in Section 7.2(a).
     “Proxy Statement” shall have the meaning set forth in Section 4.4.
     “Reallocated Cash Shares” shall have the meaning set forth in Section 3.2(d)(i)(3).
     “Reallocated Stock Shares” shall have the meaning set forth in Section 3.2(d)(ii)(2).
     “Reduction Amount” shall have the meaning set forth in Section 3.2(f).
     “Regulatory Agreement” shall have the meaning set forth in Section 4.22(d).
     “Requisite Regulatory Approvals” shall have the meaning set forth in Section 8.1(d).
     “Restricted Stock” shall have the meaning set forth in Section 3.9.
     “S-4” means Meadowbrook’s Registration Statement on Form S-4.
     “SAP” shall have the meaning set forth in Section 4.6(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
     “Stock Consideration” shall have the meaning set forth in Section 3.1(a)(2)(v).
     “Stock Election” shall have the meaning set forth in Section 3.2(a).
     “Stock Election Shares” shall have the meaning set forth in Section 3.2(a).
     “Subsidiary” means, when used with respect to any Party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.
     “Superior Proposal” shall have the meaning set forth in Section 7.7.
     “Surviving Corporation” shall have the meaning set forth in Section 2.1.
     “Tax Ratio” shall have the meaning set forth in Section 3.2(f).
     “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
     “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
     “Termination Fee” shall have the meaning set forth in Section 9.2(b).
     “Trusts” means the (i) Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, Profinance Holdings Corporation, as Sponsor, and Steven R. Young and John A. Marazza, as Administrators, dated as of December 4, 2002 and (ii) the Amended and Restated Declaration of Trust by and among U.S. Bank National Association, as Institutional Trustee, Profinance Holdings Corporation, as Sponsor, and Steven R. Young and John A. Marazza, as Administrators, dated as of May 15, 2003.
ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, ProCentury shall be merged with and into Merger Sub in accordance with the Ohio Revised Code and the Michigan Business Corporation Act, whereupon the separate corporate existence of ProCentury shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Meadowbrook.
     2.2 Effective Time. The Merger shall become effective when certificates of merger with respect to the Merger (the “Certificates of Merger”), containing the provisions required by,

and executed in accordance with, the Ohio Revised Code and the Michigan Business Corporation Act have been accepted for filing by the office of the Secretary of State of Ohio and the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, Corporation Division or at such other subsequent date as Meadowbrook and ProCentury may agree in writing in accordance with the Ohio Revised Code and the Michigan Business Corporation Act. The term “Effective Time” shall be the date and time when the Merger becomes effective.
     2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 1701.82 of the Ohio Revised Code and Section 450.1724 of the Michigan Business Corporation Act.
     2.4 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is ProCentury Corporation.”
     2.5 Directors and Executive Officers of the Surviving Corporation. The directors and executive officers of the Surviving Corporation immediately after the Effective Time shall be as set forth in Section 2.5 of the Meadowbrook Disclosure Schedule, each of whom shall serve until such time as their successors shall be duly elected or appointed and qualified or their earlier death, resignation or removal.
     2.6 Tax Consequences. It is intended that the Merger constitute a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Code.
     2.7 Offices. The headquarters of the Surviving Corporation immediately after the Effective Time shall be at 465 Cleveland Avenue, Westerville, Ohio 43082, and it is Meadowbrook’s present intention to retain such location as its headquarters.
     2.8 Additional Actions. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of ProCentury or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of ProCentury or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of ProCentury or Merger Sub or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     2.9 Merger Sub Common Stock. Each share of Merger Sub common stock, no par value per share, that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as the only issued and outstanding capital stock of the Surviving Corporation and shall be unchanged by the Merger.

ARTICLE III
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
     3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger:
          (a) (1) ProCentury Common Shares. Subject to Sections 3.2, 3.5, 3.6, 3.7, 3.8 and 3.9, each ProCentury Common Share issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and any ProCentury Common Shares held as treasury shares or by any wholly owned Subsidiary of ProCentury, Merger Sub, Meadowbrook or any other wholly owned Subsidiary of Meadowbrook (collectively, the “Excluded Shares”)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:
               (i) Per Share Cash Consideration. A cash amount equal to $20.00 (the “Per Share Cash Consideration”); or
               (ii) Per Share Stock Consideration. A number of shares of Meadowbrook Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”).
As provided in Section 3.2, ProCentury’s shareholders shall have the right to elect to receive the Per Share Cash Consideration with respect to some of such holder’s shares and the Per Share Stock Consideration with respect to such holder’s remaining shares. Such election shall be subject to the allocations set forth in Section 3.2(d). Meadowbrook shall make a public announcement of the Exchange Ratio and the Election Deadline no later than 9:00 a.m., New York City time, on the third Business Day prior to the date of the Election Deadline.
          (2) Additional Definitions. For purposes of this Agreement:
               (i) “Average Closing Date Meadowbrook Share Price” shall mean the volume weighted average sales price of a share of Meadowbrook Common Stock, as reported on the NYSE, for the thirty (30) trading-day period ending with the Determination Date.
               (ii) “Determination Date” shall mean the close of business on the fifth business day preceding the Election Deadline.
               (iii) “Exchange Ratio” shall mean the quotient (rounded to the nearest ten thousandth, or if there is no nearest ten thousandth, the next higher ten thousandth) of the Per Share Cash Consideration divided by the Average Closing Date Meadowbrook Share Price; provided, however, that if the Average Closing Date Meadowbrook Share Price is less than $8.00, the Exchange Ratio shall be 2.5, and if the Average Closing Date Meadowbrook Share Price is greater than $10.50, the Exchange Ratio shall be 1.9048.
               (iv) “Maximum Cash Consideration” shall mean an aggregate amount of cash equal to 45% of the total value of the cash and shares of Meadowbrook Common Stock issuable to holders of ProCentury Common Shares at the Effective Time, calculated based on the closing price of Meadowbrook Common Stock as of the date prior to the date of the Effective Time. For purposes of the allocation provisions in Section 3.2(d), the cash issuable to holders of

ProCentury Common Shares, as set forth in the preceding sentence shall be deemed to include an amount of cash equal to the number of Dissenting Shares multiplied by $20.00.
               (v) The “Aggregate Merger Consideration” shall be (i) the cash amount (which shall not exceed the Maximum Cash Consideration) equal to (A) the number of ProCentury Common Shares that are converted at the Effective Time into the right to receive cash pursuant to Section 3.3 multiplied by (B) the Per Share Cash Consideration (the “Cash Consideration”), and (ii) a number of shares of Meadowbrook Common Stock equal to (A) the number of ProCentury Common Shares that are converted at the Effective Time into the right to receive shares of Meadowbrook Common Stock pursuant to Section 3.3 multiplied by (B) the Exchange Ratio (the “Stock Consideration”).
          (b) At the Effective Time, the Excluded Shares, other than Dissenting Shares, shall be cancelled and shall cease to exist and no stock of Meadowbrook or other consideration shall be delivered in exchange therefor.
     3.2 Election Procedures.
          (a) Election Form. An election form, in such form as ProCentury and Meadowbrook shall mutually agree (the “Election Form”), shall be mailed no later than the date on which the Proxy Statement is mailed to holders of ProCentury Common Shares to each holder of record of ProCentury Common Shares as of the record date for the ProCentury Shareholder Meeting. Each Election Form shall permit the holder of ProCentury Common Shares including Restricted Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), other than Dissenting Shareholders, subject to the conditions set forth in Sections 3.1 and 3.2, (i) to elect to receive Meadowbrook Common Stock with respect to all of such holder’s ProCentury Common Shares as hereinabove provided (a “Stock Election”), (ii) to elect to receive cash with respect to all of such holder’s ProCentury Common Shares as hereinabove provided (a “Cash Election”), (iii) to elect to receive cash with respect to some of such holder’s shares and shares of Meadowbrook Common Stock with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) to indicate that such holder makes no such election with respect to such holder’s ProCentury Common Shares (a “Non-Election”). ProCentury Common Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” ProCentury Common Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” ProCentury Common Shares as to which no election has been made are referred to herein as “No-Election Shares.” Nominee record holders who hold ProCentury Common Shares on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the ProCentury Common Shares held by such shareholder (unless such shares are then Dissenting Shares) shall be designated No-Election Shares. Meadowbrook and ProCentury shall make available one or more Election Forms as may be reasonably requested from time to time by all Persons who become holders (or beneficial owners) of ProCentury Common Shares between the record date for the ProCentury Shareholder Meeting and the Election Deadline.

          (b) Election Deadline. The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the business day prior to the Effective Time.
          (c) Effective Election. Any election to receive Meadowbrook Common Stock or cash shall have been properly made only if LaSalle Bank National Association, which will act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in this Section 3.2 and Section 3.3 (the “Exchange Agent”), shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject ProCentury Common Shares are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Meadowbrook, Merger Sub, ProCentury nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
          (d) Allocation. Solely for purposes of calculating the allocations pursuant to this Section 3.2(d), Dissenting Shareholders will be deemed to have a right to receive Cash Consideration. Subject to Section 3.2(f), the Exchange Agent shall effect the allocation among holders of ProCentury Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:
               (i) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Maximum Cash Consideration, then:
                    (1) all Cash Election Shares shall be converted at the Effective Time into the right to receive cash;
                    (2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Maximum Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares in accordance with this clause (2), then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;
                    (3) if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Maximum Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described in Section 3.2(e) hereof a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated

Cash Shares will be converted at the Effective Time into the right to receive cash; and
                    (4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock.
               (ii) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:
                    (1) all Stock Election Shares and all No-Election Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock;
                    (2) the Exchange Agent shall convert on a pro rata basis as described in Section 3.2(e) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) into Stock Election Shares times the Per Share Cash Consideration such that the number of remaining Cash Election Shares equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted at the Effective Time into the right to receive Meadowbrook Common Stock; and
                    (3) the Cash Election Shares which are not Reallocated Stock Shares shall be converted at the Effective Time into the right to receive cash.
               (iii) Maximum Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Maximum Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares shall be converted at the Effective Time into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted at the Effective Time into the right to receive Meadowbrook Common Stock.
          (e) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 3.2(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.2(d)(ii)(2) to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.
          (f) Adjustment Per Tax Opinion. Notwithstanding anything in this Article III to the contrary, if, based on the Exchange Ratio determined in accordance with Section 3.1(a), the Tax Ratio (as defined below) is less than 55% (or such lesser percentage, not below 40%, as shall be reasonably agreed to by tax counsel to ProCentury and Meadowbrook to enable such tax counsel to deliver the tax opinions referred to in Article VIII) (the “Minimum Tax Ratio”), the number of Cash Election Shares (but for this Section 3.2(f)) shall be reduced by the minimum extent necessary (the amount of such reduction, the “Reduction Amount”) so that the Tax Ratio is equal to the Minimum Tax Ratio. The reduction and reallocation required by this Section 3.2(f) shall be effected in accordance with the procedures set forth in Section 3.2(e). “Tax

Ratio” shall mean the ratio of (i) the product of (A) the closing price per share of Meadowbrook Common Stock on the Closing Date times (B) the excess of (x) the Stock Consideration over (y) the number of shares of Meadowbrook Common Stock that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to exclude for purposes of the “continuity-of-interest” requirements under applicable federal income tax principles relating to reorganizations described in the Code (such product, the “Aggregate Stock Amount”), to (ii) the sum of (u) the Aggregate Stock Amount plus (v) the aggregate cash payable pursuant to this Section 3.2 (plus the aggregate estimated amount of cash payable in lieu of fractional shares of Meadowbrook Common Stock pursuant to Section 3.5) plus (w) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to applicable Law or, if such fair value has not been determined as of the date the calculation required by this Section 3.2(f) is required to be made, then times the greater of (A) the Per Share Cash Consideration and (B) the value of the number of shares of Meadowbrook Common Stock equal to the Exchange Ratio (calculated for the purposes of this Section 3.2(f) based on the closing price per share of Meadowbrook Common Stock on the Closing Date), plus (x) any other amounts paid by ProCentury (or any affiliate thereof) to, or on behalf of, any holder of ProCentury Common Shares in connection with the sale, redemption or other disposition of any ProCentury Common Shares in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (y) any extraordinary dividend distributed by ProCentury prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), plus (z) the amount of any other items that tax counsel to Meadowbrook or ProCentury reasonably deems necessary to take into account for purposes of making the Merger satisfy the requirements under applicable federal income tax principles relating to reorganizations described in the Code. If necessary or advisable under the applicable Treasury Regulations, payments made in respect of ProCentury Options under Section 3.9 shall be taken into account in determining the Reduction Amount.
     3.3 Exchange Procedures.
          (a) Mailing of Transmittal Material. Meadowbrook shall cause the Exchange Agent to, no later than five (5) business days after the Closing Date, mail or make available to each holder of record of ProCentury Common Shares a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such holder’s stock certificate or certificates representing ProCentury Common Shares (“Certificate”) in exchange for the consideration set forth in Section 3.1(a) deliverable in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all ProCentury Common Shares covered thereby, subject to the provisions of paragraph (d) of this Section 3.3.
          (b) Meadowbrook Deliveries. At the Effective Time, for the benefit of the holders of ProCentury Common Shares, Meadowbrook shall deliver to the Exchange Agent (i) certificates evidencing the number of shares of Meadowbrook Common Stock issuable and (ii) an amount in cash equal to the Cash Consideration payable, in each case, pursuant to this Article III in exchange for outstanding ProCentury Common Shares. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Meadowbrook

Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.
          (c) Exchange Agent Deliveries. After completion of the allocations referred to in paragraphs (d), (e) and (f) of Section 3.2, each holder of an outstanding ProCentury Common Share who has surrendered the Certificate or Certificates representing such shares to the Exchange Agent (or otherwise complied with Section 3.3(d) or the other procedures established by the Exchange Agent with respect to the matters set forth therein) will, upon acceptance thereof by the Exchange Agent, be entitled to receive a number of whole shares of Meadowbrook Common Stock (represented by a certificate or, as applicable, issued in book-entry only form) and/or the amount of cash into which the aggregate number of ProCentury Common Shares surrendered shall have been converted pursuant to this Agreement (including, but not limited to, payment for fractional shares under Section 3.5) and, if such holder’s ProCentury Common Shares have been converted into Meadowbrook Common Stock, any other distribution theretofore paid with respect to Meadowbrook Common Stock after the Effective Time, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented ProCentury Common Shares and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Meadowbrook Common Stock and/or the right to receive the amount of cash into which such ProCentury Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of ProCentury of ProCentury Common Shares and if such shares are presented to ProCentury for transfer, they shall be cancelled against delivery of shares of Meadowbrook Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Meadowbrook Common Stock under Section 3.2 until such Person surrenders the Certificate or Certificates representing ProCentury Common Shares (or otherwise complied with Section 3.3(d) or the other procedures established by the Exchange Agent with respect to the matters set forth therein), at which time such dividends shall be remitted to such Person, without interest.
          (d) Lost or Destroyed Certificates; Issuances of Meadowbrook Common Stock in New Names. The Exchange Agent, Merger Sub and Meadowbrook, as the case may be, shall not be obligated to deliver cash and/or shares of Meadowbrook Common Stock to which a holder of ProCentury Common Shares would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the ProCentury Common Shares for exchange as provided in this Section 3.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Merger Sub and Meadowbrook. If any certificates evidencing shares of Meadowbrook Common Stock are to be issued in a name other than that in which the Certificate evidencing ProCentury Common Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the

Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Meadowbrook Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (e) Unclaimed Merger Consideration. Any portion of the shares of Meadowbrook Common Stock and cash delivered to the Exchange Agent by Meadowbrook pursuant to Section 3.3(b) that remains unclaimed by the shareholders of ProCentury for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Meadowbrook. Any shareholders of ProCentury who have not theretofore complied with Section 3.3(c) shall thereafter look only to the Surviving Corporation for the consideration deliverable in respect of each ProCentury Common Share such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for ProCentury Common Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Meadowbrook Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. The Surviving Corporation and the Exchange Agent shall be entitled to rely upon the stock transfer books of ProCentury as of the Effective Time to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     3.4 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of ProCentury Common Shares shall cease to be, and shall have no rights as, shareholders of ProCentury other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of ProCentury of ProCentury Common Shares.
     3.5 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Meadowbrook Common Stock shall be issued in the Merger. Each holder of ProCentury Common Shares who otherwise would have been entitled to a fraction of a share of Meadowbrook Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Date Meadowbrook Share Price, rounded to the nearest whole cent or if there is no nearest whole cent, to the next higher whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.6 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Meadowbrook Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a “Capital Change”), the Per Share Stock Consideration shall be adjusted accordingly.
     3.7 Withholding Rights. The Surviving Corporation and Meadowbrook (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of ProCentury Common Shares such amounts as the Surviving Corporation and Meadowbrook is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of ProCentury Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Meadowbrook, as applicable.
     3.8 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, to the extent required by the Ohio Revised Code, ProCentury Common Shares which are issued and outstanding prior to the Effective Time and which are held by any shareholder of ProCentury who shall not have voted in favor of adoption of this Agreement at the ProCentury Shareholder Meeting and who files with ProCentury within ten (10) days after such vote at the ProCentury Shareholder Meeting a written demand to be paid the fair cash value for such ProCentury Common Shares (“Dissenting Shares”) in accordance with Section 1701.84 and 1701.85 of the Ohio Revised Code (“Dissenting Shareholder”) shall not be converted into the right to receive the Per Share Cash Consideration or Per Share Stock Consideration as provided in Section 3.1, unless and until such shareholder fails to demand payment properly or otherwise loses such shareholder’s rights as a Dissenting Shareholder, if any, under the Ohio Revised Code. If any such Dissenting Shareholder fails to perfect or shall have effectively withdrawn or lost such rights as a Dissenting Shareholder, that Dissenting Shareholder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time as if that Dissenting Shareholder had made a Mixed Election, with 45% of that Dissenting Shareholder’s Dissenting Shares being treated as Cash Election Shares and 55% of that Dissenting Shareholder’s Dissenting Shares being treated as Stock Election Shares. From and after the Effective Time, any Dissenting Shareholder who has asserted rights provided in Section 1701.84 and 1701.85 of the Ohio Revised Code shall be entitled to only those rights as are granted under those provisions of the Ohio Revised Code. ProCentury shall give Meadowbrook and Merger Sub (i) prompt notice of any shareholder who has asserted rights as dissenting shareholder, attempted withdrawals of such demands, and any other instruments served pursuant to the Ohio Revised Code that are received by ProCentury relating to purported Dissenting Shareholders and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Shareholders. Prior to the Effective Time, ProCentury shall not, except with the prior written consent of Meadowbrook and Merger Sub, make any payment with respect to, or settle or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the Ohio Revised Code. Following the Effective Time, Meadowbrook shall be solely responsible for the settlement and payment of any claims of a Dissenting Shareholder.

     3.9 Restricted Shares and Options. The board of directors of ProCentury shall take such action as is necessary so that at the Effective Time, each outstanding ProCentury Common Share that was granted as a restricted share award and remains unvested as of the Effective Time (the “Restricted Stock”) under the ProCentury Option Plans, shall become fully vested and, accordingly, at the Effective Time, the holder thereof shall have the rights of any holder of ProCentury Common Shares to receive the consideration provided for in this Article III. The board of directors of each of ProCentury and Meadowbrook shall take such action as is necessary so that at the Effective Time, each outstanding option to purchase ProCentury Common Shares (a “ProCentury Option”) under the ProCentury Option Plans, shall become fully vested and exercisable. ProCentury will provide that a holder of a ProCentury Option may exercise the ProCentury Option and complete an Election Form conditioned on consummation of the Merger so that if the Merger is not completed the ProCentury Options will remain subject to their respective original vesting schedules. In the event of any such conditional exercise and election, all ProCentury Common Shares underlying such exercised ProCentury Options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of Section 3.1. If a holder of a ProCentury Option so elects and executes an appropriate acknowledgement or waiver, a ProCentury Option may be canceled in exchange for the right to receive from Meadowbrook a single lump cash payment, equal to the product of (i) the number of ProCentury Common Shares subject to such ProCentury Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such ProCentury Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld with respect to such payment. Subject to the foregoing, the ProCentury Option Plans and all ProCentury Options issued thereunder shall terminate at the Effective Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PROCENTURY
     Prior to the execution of this Agreement, ProCentury has delivered to Meadowbrook and Merger Sub a schedule (the “ProCentury Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article VI or additional agreements in Article VII. This Article IV is qualified in its entirety by such disclosures.
     Subject to the foregoing, ProCentury hereby represents and warrants to Meadowbrook as of the date of this Agreement as follows:
     4.1 Corporate Organization.
          (a) ProCentury is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. ProCentury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a ProCentury Material Adverse Effect. The articles of incorporation and code of regulations of ProCentury, copies of which have previously been made available to Meadowbrook, are true, complete and correct copies of such documents as in effect as of the date hereof.
          (b) Each Subsidiary of ProCentury is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of ProCentury’s Subsidiaries has the corporate or similar power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a ProCentury Material Adverse Effect. The articles of incorporation, bylaws or similar governing documents of each Subsidiary of ProCentury, copies of which have previously been made available to Meadowbrook and Merger Sub, are true, complete and correct copies of such documents as in effect as of the date hereof.
          (c) The Trusts have been duly created and are validly existing and in good standing under the laws of the jurisdiction of their establishment, such Trusts will not be deemed to be an Investment Company required to be registered under the Investment Company Act of 1940, as amended, and each Trust is classified as a “grantor trust” for United States Federal Income Tax purposes. The securities issued under the Trusts are valid and legally binding obligations of the Trusts, subject to or limited by applicable bankruptcy, insolvency, reorganization conservatorship, receivership, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including preference and fraudulent conveyance or transfer laws, heretofore or hereafter enacted or an offset, affecting the rights of creditors generally).
     4.2 Capitalization.
          (a) The authorized capital stock of ProCentury consists of 20,000,000 ProCentury Common Shares and 1,000,000 ProCentury Preferred Shares. No other capital stock is authorized. As of February 18, 2008, there are (x) 13,403,367 ProCentury Common Shares issued and outstanding and no ProCentury Common Shares held in ProCentury’s treasury, (y) no ProCentury Common Shares reserved for issuance upon exercise of outstanding stock options or otherwise except for 808,496 ProCentury Common Shares reserved for issuance pursuant to the ProCentury stock option plans (“ProCentury Option Plans”) and (z) no ProCentury Preferred Shares issued and outstanding. Section 4.2(a) of the ProCentury Disclosure Schedule sets forth all of the ProCentury Option Plans and all grantees holding unexercised and unexpired ProCentury Options as of the date hereof (“ProCentury Optionholder”), including the name of each such ProCentury Optionholder, the date on which each ProCentury Option was granted, the number of ProCentury Options held, the expiration date of each ProCentury Option, the price at which each ProCentury Option may be exercised under the ProCentury Option Plans, the number of ProCentury Common Shares subject to each ProCentury Option, the type of grant and the status of the ProCentury Option grant as qualified or non-qualified under Section 422 of the Code. All of the issued and outstanding ProCentury Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above, ProCentury is not a party to any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any ProCentury Common Shares or ProCentury Preferred Shares or any other equity security of ProCentury or any securities representing the right to purchase or otherwise receive any ProCentury Common Shares or ProCentury Preferred Shares or any other equity security of ProCentury.
          (b) Section 4.2(b) of the ProCentury Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of ProCentury as of the date hereof, including the number of shares of capital stock of each Subsidiary issued and the holder(s) of such shares. ProCentury owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of ProCentury has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Immediately following the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which ProCentury or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of ProCentury or any of its Subsidiaries.
     4.3 Authority; No Violation.
          (a) ProCentury has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the ProCentury Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ProCentury and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of ProCentury. The board of directors of ProCentury resolved to recommend that ProCentury’s shareholders approve and adopt this Agreement and, except for (i) the ProCentury Shareholder Approval, (ii) the filing of the Certificates of Merger with the Secretary of State of Ohio and the Michigan Department of Labor and (iii) regulatory approvals, no other corporate proceedings on the part of ProCentury are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ProCentury and (assuming due authorization, execution and delivery by Meadowbrook and Merger Sub) constitutes a valid and binding obligation of ProCentury, enforceable against ProCentury in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by ProCentury, nor the consummation by ProCentury of the transactions contemplated hereby, nor compliance by ProCentury with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or code of regulations of ProCentury or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any Lien upon any of the respective properties or assets of ProCentury or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ProCentury or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation that would not be reasonably expected to have a ProCentury Material Adverse Effect.
     4.4 Consents and Approvals. Except for (a) approvals of or filings with insurance regulatory authorities under the Insurance Laws, (b) the appropriate reports, filings and statements required under the Securities Act or the Exchange Act, including the filing with the SEC of a proxy statement/prospectus in definitive form relating to the ProCentury Shareholder Meeting and the Meadowbrook Shareholder Meeting to be held in connection with this Agreement and the Merger contemplated hereby (the “Proxy Statement”), (c) the appropriate filings and approvals under the rules of Nasdaq, (c) the ProCentury Shareholder Approval, (d) the filings of the Certificates of Merger with the Secretary of State of the State of Ohio and the Michigan Department of Labor and (e) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, no consents or approvals of or filings or registrations with a Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by ProCentury of this Agreement and (2) the consummation by ProCentury of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals or make such filings or registrations would not have a ProCentury Material Adverse Effect.
     4.5 Reports.
          (a) ProCentury has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2006 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “ProCentury Reports”). Each of the ProCentury Reports, as of its respective date (or, if amended prior to the date hereof, as of the date of such amendment), complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the ProCentury Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          (b) Except as permitted by the Exchange Act, including Section 13(k) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither ProCentury nor any of its

Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit, in the form of a personal loan to any executive officer or director of ProCentury within the meaning of Section 13(k) of the Exchange Act.
          (c) ProCentury maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by ProCentury is recorded and reported on a timely basis to the individuals responsible for the preparation of ProCentury’s filings with the SEC and other public disclosure documents. ProCentury and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). ProCentury has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such evaluation concluded that such controls were effective. ProCentury has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for ProCentury’s auditors and the audit committee of ProCentury’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect ProCentury’s ability to record, process, summarize and report financial information, (ii) any material weaknesses in internal control over financial reporting and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in ProCentury’s internal control over financial reporting.
     4.6 Financial Statements.
          (a) The consolidated balance sheets included in or incorporated by reference into the ProCentury Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of ProCentury and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the ProCentury Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of ProCentury and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments and to any other adjustments described therein (including in the notes thereto)); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of unaudited statements, as permitted by the SEC.
          (b) ProCentury has previously furnished or made available to Meadowbrook and Merger Sub true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2005 and December 31, 2006, together with all exhibits and schedules thereto (collectively, the “ProCentury SAP Statements”), with respect to each of the ProCentury Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such ProCentury Insurance Subsidiary’s jurisdiction of domicile. The ProCentury SAP Statements were prepared in conformity with applicable statutory accounting practices prescribed or permitted by such

Governmental Entity applied on a consistent basis (“SAP”) and present fairly, in all material respects, the statutory financial condition and results of operations of such ProCentury Insurance Subsidiary as of the respective dates thereof or for the respective periods set forth therein, in each case in accordance with SAP. Since December 31, 2005, the ProCentury SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except for such filings, the failure so to file or timely file would not individually or in the aggregate, reasonably be expected to have a ProCentury Material Adverse Effect. No deficiencies or violations material to the financial condition of any of the ProCentury Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). ProCentury has made available to Meadowbrook and Merger Sub true and complete copies of all financial examinations, market-conduct examinations and other material reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each ProCentury Insurance Subsidiary.
     4.7 Broker’s Fees. Except for Friedman, Billings, Ramsey and Co., Inc., neither ProCentury nor any Subsidiary of ProCentury nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. ProCentury has provided to Meadowbrook a correct and complete copy of the only agreement between ProCentury and Friedman, Billings, Ramsey and Co., Inc.
     4.8 Absence of Certain Changes or Events.
          (a) Except as disclosed in the ProCentury Reports filed prior to the date hereof, since September 30, 2007, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a ProCentury Material Adverse Effect.
          (b) Since September 30, 2007, ProCentury and its Subsidiaries each (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.
          (c) Except to the extent pursuant to existing plans and policies or permitted under Section 6.1(d)(i), since September 30, 2007, neither ProCentury nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2007 (which amounts have been previously disclosed to Meadowbrook and Merger Sub), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, granted any ProCentury Options or other derivative security or paid any bonus or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance or (iii) taken any of the actions set forth in Section 6.1.
     4.9 Legal Proceedings.
          (a) Other than ordinary course claims under insurance policies written by ProCentury or any of its Subsidiaries, neither ProCentury nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of ProCentury, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against ProCentury or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a ProCentury Material Adverse Effect.
          (b) There is no injunction, order, judgment, decree, or regulatory restriction, other than any of general application, imposed upon ProCentury, any of its Subsidiaries or the assets of ProCentury or any of its Subsidiaries, which has had, or could reasonably be expected to have, a ProCentury Material Adverse Effect.
     4.10 Taxes. Since the Applicable Date, each of ProCentury and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects and (ii) paid in full or have made adequate provision for on the financial statements of ProCentury (in accordance with GAAP) all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. ProCentury has made available to Meadowbrook and Merger Sub true and correct copies of the United States federal income tax returns filed by ProCentury and its Subsidiaries for each of the two most recent fiscal years for which such returns have been filed. There are no material Liens for Taxes upon the assets of either ProCentury or its Subsidiaries except for statutory Liens for current Taxes not yet due. Neither ProCentury nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Since the Applicable Date, the federal and state income Tax Returns of ProCentury and its Subsidiaries have been audited by the IRS or appropriate state tax authorities only with respect to those periods and jurisdictions set forth on Section 4.10 of the ProCentury Disclosure Schedule. Neither ProCentury nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and neither ProCentury nor any of its Subsidiaries has received any written notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Since the Applicable Date, no written claim has been made by a tax authority in a jurisdiction where ProCentury or any of its Subsidiaries does not file a tax return that ProCentury or any of its Subsidiaries is or may be subject to taxation in the jurisdiction. Neither ProCentury nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l)) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code.
     4.11 Employee Benefit Plan Matters.
          (a) Section 4.11(a) of the ProCentury Disclosure Schedule sets forth a true and complete list of each employee benefit plan, as the term is defined in Section 3(3) of ERISA,

and other arrangement or agreement providing benefits to any employee or former employee of ProCentury, any Subsidiary or any ERISA Affiliate that is maintained or contributed to or required to be contributed to as of the date hereof (collectively referred to as the “ProCentury Plans”) by ProCentury, any of its Subsidiaries or any ERISA Affiliate, all of which together with ProCentury would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.
          (b) Each of the ProCentury Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the ProCentury Plans intended to be “qualified” within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from IRS, (2) is or will be the subject of an application for a favorable determination letter, and ProCentury is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter or (3) is the subject of a favorable determination letter issued to the sponsor of a prototype plan upon which ProCentury is entitled to rely, (iii) no ProCentury Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of ProCentury, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of ProCentury, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) no liability under Title IV of ERISA has been incurred by ProCentury, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to ProCentury, its Subsidiaries or a ProCentury ERISA Affiliate of incurring a material liability thereunder, (v) no ProCentury Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by ProCentury, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each ProCentury Plan for any period through the date hereof have been paid or accrued in accordance with GAAP, (vii) neither ProCentury, its Subsidiaries nor any ERISA Affiliate has engaged in a merger in connection with which ProCentury, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) there are no pending, or, to the knowledge of ProCentury, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the ProCentury Plans or any trusts related thereto and (ix) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of ProCentury, its Subsidiaries or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such employee or officer.
          (c) ProCentury has provided to Meadowbrook correct historical compensation information of those executives for whom severance would be payable upon a change in control, or in connection with a termination following a change in control, for the previous five years and such employees’ current rate of salary or bonus, as applicable, for use in connection with determining the applicable severance amount and the amount of any parachute payment under Section 280G of the Code.

     4.12 ProCentury Information. The information provided by ProCentury that is related to ProCentury and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection with this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act and the Exchange Act.
     4.13 Ownership of Meadowbrook Common Stock. None of ProCentury or any of its Subsidiaries (i) beneficially owns, directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Meadowbrook.
     4.14 Compliance with Applicable Law; Licenses.
          (a) The businesses of each of ProCentury and its Subsidiaries have not been, since the Applicable Date, and are not now being conducted in violation of any applicable Laws (except for Laws with respect to matters that are subject to Sections 4.10 (Taxes), 4.11 (Employee Benefit Matters), 4.20 (Environmental Matters) or 4.22 (Insurance Matters), which matters are the subject solely of such respective sections) except for violations that, individually or in the aggregate, are not reasonably likely to have a ProCentury Material Adverse Effect.
          (b) ProCentury and its Subsidiaries each has obtained and is in compliance with all Licenses (except for Licenses with respect to matters that are subject to Sections 4.10 (Taxes), 4.11 (Employee Benefit Matters), 4.20 (Environmental Matters) or 4.22 (Insurance Matters), which matters are the subject solely of such respective sections) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a ProCentury Material Adverse Effect.
     4.15 Certain Contracts.
          (a) Except for this Agreement, neither ProCentury nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events, including, without limitation, termination) result in any payment (whether of severance pay or otherwise) becoming due from Meadowbrook, Merger Sub, ProCentury, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof that has not been filed or incorporated by reference in the ProCentury Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement or (v) which materially restricts the conduct of any line of business by ProCentury or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section

4.15(a) of the ProCentury Disclosure Schedule, is referred to herein as a “ProCentury Contract.” ProCentury has previously made available to Meadowbrook and Merger Sub true and correct copies of each ProCentury Contract.
          (b) Each ProCentury Contract is a valid and binding obligation of ProCentury or its Subsidiary which is a party thereto and, to the knowledge of ProCentury, of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a ProCentury Material Adverse Effect. ProCentury and each of its Subsidiaries have performed all obligations required to be performed by them to date under each ProCentury Contract, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of ProCentury or any of its Subsidiaries under any such ProCentury Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect. To the knowledge of ProCentury, no other party to any ProCentury Contract is in default under the terms of any ProCentury Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a ProCentury Material Adverse Effect.
     4.16 Investment Securities. Section 4.16 of the ProCentury Disclosure Schedule sets forth the book and market value as of December 31, 2007 of the investment securities and securities held for investment, sale or trading of ProCentury and its Subsidiaries other than stock of direct or indirect wholly-owned Subsidiaries of ProCentury. To the knowledge of ProCentury, there are no events which may be reasonably expected to result in any material adverse change in the quality or performance of the investment portfolio of ProCentury or its Subsidiaries.
     4.17 Intellectual Property. ProCentury and each of its Subsidiaries owns (without any Lien other than the Permitted Liens) or is licensed or otherwise possesses legally enforceable rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses as currently conducted (the “ProCentury Intellectual Property”); and neither ProCentury nor any of its Subsidiaries has, since the Applicable Date, received any written notice of conflict with respect to any material ProCentury Intellectual Property that asserts the right of any third party with respect to the use or ownership of any ProCentury Intellectual Property. All ProCentury Intellectual Property that has been licensed by ProCentury or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which ProCentury or such Subsidiary acquired the right to use such ProCentury Intellectual Property, except where such use would not, individually or in the aggregate, have or be reasonably likely to have a ProCentury Material Adverse Effect.
     4.18 Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved against on the consolidated balance sheet (or notes thereto) of ProCentury included in its Form 10-Q for the period ended September 30, 2007; (b) liabilities incurred in the ordinary course of business since September 30, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a ProCentury Material Adverse Effect and (c) those liabilities permitted or contemplated by this Agreement, neither ProCentury nor any of its Subsidiaries has incurred any liability of any nature whatsoever required by GAAP to be set forth on a balance sheet or financial statement of ProCentury or in the notes thereto.
     4.19 State Takeover Laws; Required Vote. ProCentury has (a) “opted out” of the application of the provisions of Chapter 1704 of the Ohio Revised Code (the Ohio Business Combination Statute) in its articles of incorporation, and such provisions will not apply to this Agreement or the transactions contemplated hereby and (b) has provided in its articles of incorporation that the vote required to adopt this Agreement at the ProCentury Shareholder Meeting is the affirmative vote of the holders of ProCentury Common Shares entitling them to exercise at least a majority of the voting power of ProCentury.
     4.20 Environmental Matters. Except in the ordinary course of business or as has not had or would not reasonably be expected to have a ProCentury Material Adverse Effect, (a) since the Applicable Date, each of ProCentury and its Subsidiaries is in compliance with all applicable Environmental Laws necessary to conduct its current operations and (b) neither ProCentury nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that ProCentury or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.
     4.21 Opinion. ProCentury has received a written opinion, dated the date hereof, from Friedman, Billings, Ramsey and Co., Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Aggregate Merger Consideration to be received by holders of ProCentury Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.
     4.22 ProCentury Insurance Subsidiaries.
          (a) As of the date hereof, ProCentury conducts its insurance operations solely through the following Subsidiaries: Century Surety Company, ProCentury Risk Partners Insurance Company and ProCentury Insurance Company (collectively, the “ProCentury Insurance Subsidiaries”). Each of the ProCentury Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the ProCentury SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.
          (b) The business and operations of the ProCentury Insurance Subsidiaries, since the Applicable Date, have been and are now being conducted in compliance with all Laws relating to the regulation of insurance and market conduct recommendations resulting from market conduct examinations by insurance regulatory authorities (collectively, “Insurance Laws”), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.

          (c) No insurance regulator in any state has notified ProCentury or any of the ProCentury Insurance Subsidiaries in writing that any ProCentury Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of ProCentury, there are no facts that would result in any ProCentury Insurance Subsidiary being commercially domiciled in any state. To the knowledge of ProCentury, none of ProCentury or any ProCentury Insurance Subsidiary, or any of their respective Affiliates, (i) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to “rig bids” or submit false quotes to customers or (ii) is a party to any agreement that provides for any payment by or to any Person of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. Since the Applicable Date, ProCentury and each ProCentury Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a ProCentury Material Adverse Effect.
          (d) Neither ProCentury nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, a “Regulatory Agreement”), any regulatory agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its underwriting policies, its management or its business, nor has ProCentury or any of its Subsidiaries been advised by any regulatory agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
          (e) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a ProCentury Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the ProCentury Insurance Subsidiaries (the “ProCentury Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the “Forms”). The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any ProCentury Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect.
          (f) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any ProCentury Insurance Subsidiary is a party or under which any ProCentury Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a ProCentury

Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a ProCentury Material Adverse Effect, no ProCentury Insurance Subsidiary, or, to the knowledge of ProCentury, any other party to a material reinsurance or coinsurance treaty or agreement to which any ProCentury Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of ProCentury, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a ProCentury Material Adverse Effect. All reinsurance and retrocession agreements to which any ProCentury Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of ProCentury, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which ProCentury or any ProCentury Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession except any such investigation, inquiry or proceeding which would not, individually or in the aggregate, reasonably be likely to have a ProCentury Material Adverse Effect.
          (g) Prior to the date hereof, ProCentury has delivered or made available to Meadowbrook and Merger Sub a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any ProCentury Insurance Subsidiary since the Applicable Date, and all material attachments, addenda, supplements and modifications thereto (the “ProCentury Actuarial Analyses”). The information and data furnished by any ProCentury Insurance Subsidiary to its actuaries in connection with the preparation of the ProCentury Actuarial Analyses were accurate in all material respects. The aggregate reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the ProCentury SAP Statements, (i) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements); (ii) are fairly stated in accordance with sound actuarial principles; (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.
          (h) A.M. Best Company has not announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any ProCentury Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any ProCentury Insurance Subsidiary which is rated as of the date hereof, and ProCentury has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the ProCentury Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason. As of the date hereof, Century Surety Company and ProCentury Insurance Company have been assigned A- (Excellent) financial strength ratings and “a-” issuer credit ratings and ProCentury has been assigned a “bbb-” issuer credit rating by A.M. Best Company.
          (i) Section 4.22(i) of the ProCentury Disclosure Schedule lists the top 60 Agents (by gross written premiums sold) of the ProCentury Insurance Subsidiaries for the year ended December 31, 2007, and the gross written premium sold by each of these agents in such year with respect to products issued by any ProCentury Insurance Subsidiary. To the knowledge of ProCentury, the contracts and other agreements pursuant to which agents act on behalf of the ProCentury Insurance Subsidiaries are valid, binding and in full force and effect in all material respects in accordance with their terms and the parties to such contracts and agreements are not in default thereunder in any material respects. To the knowledge of ProCentury, since January 1, 2008 through the date hereof, none of the agents listed on Section 4.22(i) of the ProCentury Disclosure Schedule has (a) terminated its relationship with any of the ProCentury Insurance Subsidiaries or (b) materially decreased the placement, marketing or sales of products issued by the ProCentury Insurance Subsidiaries. To the knowledge of ProCentury, each insurance agent, at the time such agent wrote, sold or produced any insurance policy for a ProCentury Insurance Subsidiary, (i) was duly licensed as an insurance agent for the type of business written, sold or produced in the particular jurisdiction in which such agent wrote, sold or produced such business for such ProCentury Insurance Subsidiary and (ii) was duly appointed as an agent by such ProCentury Insurance Subsidiary, except for any failures to be so licensed and appointed as would not, individually or in the aggregate, have a ProCentury Material Adverse Effect. ProCentury has made available to Meadowbrook and Merger Sub a true and complete copy of each standard form agency agreement used by ProCentury and its Subsidiaries for new business as of the date hereof.
     4.23 Labor and Employment Matters. Neither ProCentury nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is ProCentury or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of ProCentury aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving ProCentury or its Subsidiaries pending or threatened. ProCentury and its Subsidiaries are in material compliance with applicable Laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax Laws.
     4.24 Insurance. ProCentury and its Subsidiaries are presently insured, and since the Applicable Date, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a ProCentury Material Adverse Effect, all of the insurance policies and bonds maintained by ProCentury and its Subsidiaries outside the ordinary course of its business are in full force and effect, ProCentury and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.
     4.25 Indemnification. Except as provided in ProCentury’s employment agreements, or the articles of incorporation or code of regulations of ProCentury, neither ProCentury nor its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of ProCentury (a “Covered Person”), and there are no claims for which any Covered Person would be entitled to indemnification under the articles of incorporation or code of regulations of ProCentury or any Subsidiary of ProCentury, applicable law, regulation or any indemnification agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEADOWBROOK
AND MERGER SUB
     Prior to the execution of this Agreement, Meadowbrook and Merger Sub have delivered to ProCentury a schedule (the “Meadowbrook Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article VI hereof or additional agreements in Article VII. This Article V is qualified in its entirety by such disclosures.
     Subject to the foregoing, Meadowbrook and Merger Sub hereby represent and warrant to ProCentury as of the date of this Agreement as follows:
     5.1 Corporate Organization.
          (a) Meadowbrook is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan. Meadowbrook has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Meadowbrook Material Adverse Effect. The articles of incorporation and bylaws of Meadowbrook, copies of which have previously been made available to ProCentury, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
          (b) Each Subsidiary of Meadowbrook is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Meadowbrook’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Meadowbrook Material Adverse Effect. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Meadowbrook, copies of which have previously been made available to ProCentury, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c) The Meadowbrook Trusts have been duly created and are validly existing and in good standing under the laws of the jurisdiction of their establishment, such Meadowbrook Trusts will not be deemed to be an Investment Company required to be registered under the Investment Company Act of 1940, as amended, and each Meadowbrook Trust is classified as a “grantor trust” for United States Federal Income Tax purposes. The securities issued under the Meadowbrook Trusts are valid and legally binding obligations of the Meadowbrook Trusts, subject to or limited by applicable bankruptcy, insolvency, reorganization conservatorship, receivership, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights or the reorganization of financial institutions (including preference and fraudulent conveyance or transfer laws, heretofore or hereafter enacted or an offset, affecting the rights of creditors generally).
     5.2 Capitalization.
          (a) As of the date of this Agreement, the authorized capital stock of Meadowbrook consists of 75,000,000 shares of Meadowbrook Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (“Meadowbrook Preferred Stock”). No other capital stock is authorized. As February 15, 2008, there were 37,019,966 shares of Meadowbrook Common Stock and no shares of Meadowbrook Preferred Stock issued and outstanding, and no shares of Meadowbrook Common Stock held in Meadowbrook’s treasury. As of the date of this Agreement, no shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock were reserved for issuance, except that 2,000,000 shares of Meadowbrook Common Stock were reserved for issuance upon the exercise of long-term stock awards, stock options and other equity-type rewards pursuant to the Meadowbrook Insurance Group, Inc. Amended and Restated 1995 Stock Option Plan and the Meadowbrook Insurance Group, Inc. Amended and Restated 2002 Stock Option Plan (the “Meadowbrook Stock Plans”). All of the issued and outstanding shares of Meadowbrook Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options set forth above, Meadowbrook does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock or any other equity securities of Meadowbrook or any securities representing the right to purchase or otherwise receive any shares of Meadowbrook Common Stock or Meadowbrook Preferred Stock. The shares of Meadowbrook Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.
          (b) Section 5.2(b) of the Meadowbrook Disclosure Schedule sets forth a true and correct list of all of Meadowbrook Subsidiaries as of the date of this Agreement. Meadowbrook owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Meadowbrook, free and clear of all Liens other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Meadowbrook has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     5.3 Authority; No Violation.
          (a) Each of Meadowbrook and Merger Sub have full corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Meadowbrook Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Meadowbrook and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the board of directors of each of Meadowbrook and Merger Sub. The board of directors of Meadowbrook has directed that the approval of the issuance of the Meadowbrook Common Stock contemplated by this Agreement be submitted to Meadowbrook’s shareholders for approval at a meeting of such shareholders and, except for (i) the Meadowbrook Shareholder Approval, (ii) the filings of the Certificates of Merger with the Secretary of State of Ohio and the Michigan Department of Labor and (iii) regulatory approvals, no other corporate proceedings on the part of Meadowbrook or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Meadowbrook and Merger Sub and (assuming due authorization, execution and delivery by ProCentury) constitutes a valid and binding obligation of Meadowbrook and Merger Sub, enforceable against Meadowbrook and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by Meadowbrook or Merger Sub, nor the consummation by Meadowbrook or Merger Sub of the transactions contemplated hereby, nor compliance by Meadowbrook or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Meadowbrook or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any applicable Law, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any Lien upon any of the respective properties or assets of Meadowbrook or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Meadowbrook or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any violation, conflict, breach, default, acceleration, termination, modification or cancellation that would not reasonably be expected to have a Meadowbrook Material Adverse Effect.
     5.4 Consents and Approvals. Except for (a) approvals of or filings with insurance regulatory authorities under the Insurance Laws, (b) the appropriate reports, filings and statements required under the Securities Act or the Exchange Act, including the filing with the

SEC of the Proxy Statement, (c) the Meadowbrook Shareholder Approval (d) the filings of the Certificates of Merger with the Secretary of State of the State of Ohio and the Michigan Department of Labor and (e) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Meadowbrook or Merger Sub of this Agreement and (2) the consummation by Meadowbrook and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such consents or approvals or make such filings or registrations would not have a Meadowbrook Material Adverse Effect.
     5.5 Reports.
          (a) Meadowbrook has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Meadowbrook Reports”). Each of the Meadowbrook Reports, as of its respective date (or, if amended prior to the date hereof, as of the date of such amendment) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Meadowbrook Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Meadowbrook Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          (b) Except as permitted by the Exchange Act, including Sections 13(k) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Meadowbrook nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to any executive officer or director of Meadowbrook within the meaning of Section 13(k) of the Exchange Act.
          (c) Meadowbrook maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Meadowbrook is recorded and reported on a timely basis to the individuals responsible for the preparation of Meadowbrook’s filings with the SEC and other public disclosure documents. Meadowbrook and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Meadowbrook has completed an evaluation of the effectiveness of its internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2006, and such evaluation concluded that such controls were effective. Meadowbrook has disclosed and identified, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, for Meadowbrook’s auditors and the audit committee of Meadowbrook’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Meadowbrook’s ability to record, process, summarize and report financial information, (B) any material weaknesses in internal control over financial reporting and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in Meadowbrook’s or its Subsidiaries’ internal control over financial reporting.
     5.6 Financial Statements.
          (a) The consolidated balance sheets included in or incorporated by reference into the Meadowbrook Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Meadowbrook and its consolidated Subsidiaries, taken as a whole, as of their respective dates, and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the Meadowbrook Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Meadowbrook and its consolidated Subsidiaries, taken as a whole, for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments and to any other adjustments described therein (including in the notes thereto)); and in each case were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of unaudited statements, as permitted by the SEC.
          (b) Meadowbrook has previously furnished or made available to ProCentury true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2005, and December 31, 2006, together with all exhibits and schedules thereto (collectively, the “Meadowbrook SAP Statements”), with respect to each of the Meadowbrook Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Meadowbrook Insurance Subsidiary’s jurisdiction of domicile. The Meadowbrook SAP Statements were prepared in conformity SAP and present fairly, in all material respects, the statutory financial condition and results of operations of such Meadowbrook Insurance Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with SAP. Since December 31, 2005, the Meadowbrook SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except for such filings, the failure so to file or timely file would not, individually or in the aggregate, reasonably be expected to have a Meadowbrook Material Adverse Effect. No deficiencies or violations material to the financial condition of any of the Meadowbrook Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Entity which have not been cured or otherwise resolved to the satisfaction of such Governmental Entity (unless not currently pending). Meadowbrook has made available to ProCentury true and complete copies of all financial examinations, market-conduct examinations and other material reports of Governmental Entities since December 31, 2004, including the most recent reports of state insurance regulatory authorities, relating to each Meadowbrook Insurance Subsidiary.
     5.7 Broker’s Fees. Except for Paracap Group, LLC, neither Meadowbrook nor any Subsidiary of Meadowbrook, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Meadowbrook has provided a correct and complete copy of each agreement between Meadowbrook and Paracap Group, LLC relating to the transactions contemplated hereby.
     5.8 Absence of Certain Changes or Events.
          (a) Except as disclosed in the Meadowbrook Reports filed prior to the date hereof, since September 30, 2007, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Meadowbrook Material Adverse Effect.
          (b) Except as set forth in Section 5.8(b) of the Meadowbrook Disclosure Schedule, since September 30, 2007, Meadowbrook and its Subsidiaries each (i) has been operated in all material respects in the ordinary course of business and (ii) has not made any material changes in its respective capital or corporate structures.
     5.9 Legal Proceedings.
          (a) Other than ordinary course claims under insurance policies written by Meadowbrook or any of its Subsidiaries, neither Meadowbrook nor any of its Subsidiaries is a party to any and there are no pending or to the knowledge of Meadowbrook, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (i) of any nature against Meadowbrook or any of its Subsidiaries or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Meadowbrook Material Adverse Effect.
          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Meadowbrook, any of its Subsidiaries or the assets of Meadowbrook or any of its Subsidiaries which has had, or could reasonably be expected to have, a Meadowbrook Material Adverse Effect.
     5.10 Taxes. Each of Meadowbrook and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, complete and accurate in all material respects, and (ii) paid in full or have made adequate provision for on the financial statements of Meadowbrook (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material Liens for Taxes upon the assets of either Meadowbrook or its Subsidiaries except for statutory Liens for current Taxes not yet due. Neither Meadowbrook nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Since the Applicable Date, the federal and state income Tax Returns of Meadowbrook and its Subsidiaries have been audited by the IRS or appropriate state tax authorities only with respect to those periods and jurisdictions set forth on Section 5.10 of the Meadowbrook Disclosure Schedule.

Neither Meadowbrook nor any of its Subsidiaries is presently subject to any audits, investigations or proceeding by any tax authority, and neither Meadowbrook nor any of its Subsidiaries has received any written notice from any tax authority that it intends to conduct any such audit, investigation or proceeding. Since the Applicable Date, no written claim has been made by a tax authority in a jurisdiction where Meadowbrook or any of its Subsidiaries does not file a tax return that Meadowbrook or any of its Subsidiaries is or may be subject to taxation in the jurisdiction. Neither Meadowbrook nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l)) under the Code; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code.
     5.11 Employee Benefit Plan Matters. Except as set forth in Schedule 5.11 of the Meadowbrook Disclosure Schedule, (i) each employee benefit plan, as the term is defined in Section 3(3) of ERISA, and other arrangement or agreement providing benefits to any employee or former employee of Meadowbrook or any of its Subsidiaries or any ERISA Affiliate that is maintained or contributed to as of the date of this Agreement (collectively referred to as “Meadowbrook Plans”) by Meadowbrook, any of its Subsidiaries or any ERISA Affiliate, all of which together with Meadowbrook would be deemed a single employer within the meaning of Section 4001(b)(1) of ERISA, has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of Meadowbrook Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS or (2) is or will be the subject of an application for a favorable determination letter, and Meadowbrook is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) no Meadowbrook Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Meadowbrook, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Meadowbrook, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Meadowbrook, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Meadowbrook, its Subsidiaries or a Meadowbrook ERISA Affiliate of incurring a material liability thereunder, (v) no Meadowbrook Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by Meadowbrook, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Meadowbrook Plan for any period through the date hereof have been paid or accrued in accordance with GAAP, (vii) neither Meadowbrook, its Subsidiaries nor any ERISA Affiliate has engaged in a merger in connection with which Meadowbrook, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (viii) there are no pending, or, to the knowledge of Meadowbrook, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Meadowbrook Plans or any trusts related thereto.

     5.12 Meadowbrook Information. The information relating to Meadowbrook and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement and the S-4 (except for such portions thereof that relate only to ProCentury or any of its Subsidiaries as represented in Section 4.12 hereof), or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to ProCentury or any of its Subsidiaries as represented in Section 4.12 hereof) will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
     5.13 Ownership of ProCentury Common Stock. None of Meadowbrook or any of its Subsidiaries (i) beneficially owns, directly or indirectly or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of ProCentury.
     5.14 Compliance with Applicable Law.
          (a) The businesses of each of Meadowbrook and its Subsidiaries have not been since the Applicable Date, and are not being conducted in violation of any applicable Laws (except for Laws with respect to matters that are subject to Sections 5.10 (Taxes), 5.11 (Employee Benefit Matters), 5.19 (Environmental Matters) or 5.20 (Insurance Matters), which matters are subject solely of such respective sections) except for violations that, individually or in the aggregate, are not reasonably likely to have a Meadowbrook Material Adverse Effect.
          (b) Meadowbrook and its Subsidiaries each has obtained and is in compliance with all Licenses (except for Licenses with respect to matters that are subject to Sections 5.10 (Taxes), 5.11 (Employee Benefit Matters), 5.19 (Environmental Matters) or 5.20 (Insurance Matters)) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Meadowbrook Material Adverse Effect.
     5.15 Certain Contracts.
          (a) Except for this Agreement, neither Meadowbrook nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof that has not been filed or incorporated by reference in the Meadowbrook Reports or (ii) which materially restricts the conduct of any line of business by Meadowbrook or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 5.15(a), whether or not set forth in Section 5.15(a) of the Meadowbrook Disclosure Schedule, is referred to herein as a “Meadowbrook Contract.” Meadowbrook has previously made available to ProCentury true and correct copies of each Meadowbrook Contract.
          (b) Each Meadowbrook Contract is a valid and binding obligation of Meadowbrook or its Subsidiary which is a party thereto and, to the knowledge of Meadowbrook,

of each other party thereto, is in full force and effect, except where such failure to be in full force and effect would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect. Meadowbrook and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Meadowbrook Contract, except where such nonperformance, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Meadowbrook or any of its Subsidiaries under any such Meadowbrook Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect. To the knowledge of Meadowbrook, no other party to any Meadowbrook Contract is in default under the terms of any Meadowbrook Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Meadowbrook Material Adverse Effect.
     5.16 Intellectual Property. Meadowbrook and each of its Subsidiaries owns (without any Lien other than Permitted Liens) or is licensed or otherwise possesses legally enforceable rights to use all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses as currently conducted (the “Meadowbrook Intellectual Property”); and neither Meadowbrook nor any of its Subsidiaries has, since the Applicable Date, received any written notice of conflict with respect to any material Meadowbrook Intellectual Property that asserts the right of any third party with respect to the use or ownership of any Meadowbrook Intellectual Property. All Meadowbrook Intellectual Property that has been licensed by Meadowbrook or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which Meadowbrook or such Subsidiary acquired the right to use such Meadowbrook Intellectual Property, except where such use would not, individually or in the aggregate, have or be reasonably likely to have a Meadowbrook Material Adverse Effect.
     5.17 Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved against on the consolidated balance sheet (or notes thereto) of Meadowbrook included in its Form 10-Q for the period ended September 30, 2007, (b) liabilities incurred in the ordinary course of business since September 30, 2007 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Meadowbrook Material Adverse Effect and (c) those liabilities permitted or contemplated by this Agreement, neither Meadowbrook nor any of its Subsidiaries has incurred any liability of any nature whatsoever required by GAAP to be set forth on a balance sheet or financial statement of Meadowbrook or in the notes thereto.
     5.18 Required Vote. No vote of the shareholders of Meadowbrook is required by law, Meadowbrook’s articles of incorporation and bylaws or otherwise to approve this Agreement and the Merger other than the vote of shareholders of Meadowbrook to approve the issuance of Meadowbrook Common Stock contemplated by this Agreement as required by the rules of the NYSE.
     5.19 Environmental Matters. Except in the ordinary course of business or as has not had or would not reasonably be expected to have a Meadowbrook Material Adverse Effect, (a) since the Applicable Date, each of Meadowbrook and its Subsidiaries is in compliance with all applicable Environmental Laws necessary to conduct its current operations and (b) neither Meadowbrook nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging that Meadowbrook or any of its Subsidiaries is in violation of, or liable under, any Environmental Law.
     5.20 Meadowbrook Insurance Subsidiaries.
          (a) As of the date hereof, Meadowbrook conducts its insurance operations solely through the following Subsidiaries: Star Insurance Company, Ameritrust Insurance Corporation, Savers Property and Casualty Insurance Company and Williamsburg National Insurance Company (collectively, the “Meadowbrook Insurance Subsidiaries”). Each of the Meadowbrook Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Meadowbrook SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.
          (b) The business and operations of the Meadowbrook Insurance Subsidiaries, since the Applicable Date, have been and are now being conducted in compliance with all Insurance Laws, except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.
          (c) No insurance regulator in any state has notified Meadowbrook or any of the Meadowbrook Insurance Subsidiaries in writing that any Meadowbrook Insurance Subsidiary is commercially domiciled in any jurisdiction and to the knowledge of Meadowbrook, there are no facts that would result in any Meadowbrook Insurance Subsidiary being commercially domiciled in any state. To the knowledge of Meadowbrook, none of Meadowbrook or any Meadowbrook Insurance Subsidiary, or any of their respective Affiliates, (i) has purposefully engaged in, or colluded with or assisted any other Persons with, the paying of contingent commissions or similar incentive payments to steer business to them or colluded with Agents or brokers or other producers or intermediaries to “rig bids” or submit false quotes to customers or (ii) is a party to any agreement that provides for any payment by or to any Person of any variable or contingent commissions or payments based upon the profitability, claims handling, sales volume or loss ratio of the business that is the subject of such agreement. Since the Applicable Date, Meadowbrook and each Meadowbrook Insurance Subsidiary have made all required notices, submissions, reports or other filings under applicable Insurance Law, including insurance holding company statutes, except for any such failures or instances of noncompliance that would not reasonably be likely, individually or in the aggregate, to result in a Meadowbrook Material Adverse Effect.
          (d) Neither Meadowbrook nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with, any regulatory agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its underwriting policies, its management or its business, nor has ProCentury or any of its Subsidiaries been advised by any regulatory agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
          (e) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof that are issued by the Meadowbrook Insurance Subsidiaries (the “Meadowbrook Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on the Forms. The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any Meadowbrook Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by Insurance Laws applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect.
          (f) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Meadowbrook Insurance Subsidiary is a party or under which any Meadowbrook Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect. Except as is not reasonably likely to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect, no Meadowbrook Insurance Subsidiary, or, to the knowledge of Meadowbrook, any other party to a material reinsurance or coinsurance treaty or agreement to which any Meadowbrook Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or that such agreement will be automatically terminated, by reason of the transactions contemplated by this Agreement. To the knowledge of Meadowbrook, the financial condition of the other parties to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a Meadowbrook Material Adverse Effect. All reinsurance and retrocession agreements to which any Meadowbrook Insurance Subsidiary is a party, either as a cedent or a reinsurer or retrocessionaire, comply in all material respects with all risk transfer criteria under GAAP and applicable SAP, and to the knowledge of Meadowbrook, there is no investigation, inquiry or proceeding currently pending before or by Governmental Entity, to which Meadowbrook or any Meadowbrook Insurance Subsidiary is subject, with respect to the risk transfer characteristics or the reporting or disclosure thereof, of any such reinsurance or retrocession except any such investigation, inquiry or proceeding which would no, individually or in the aggregate, reasonably be likely to have a Meadowbrook Material Adverse Effect.
          (g) Prior to the date hereof, Meadowbrook has delivered or made available to ProCentury a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Meadowbrook Insurance Subsidiary since the Applicable Date, and all attachments, addenda, supplements and modifications thereto (the

“Meadowbrook Actuarial Analyses”). The information and data furnished by any Meadowbrook Insurance Subsidiary to its actuaries in connection with the preparation of the Meadowbrook Actuarial Analyses were accurate in all material respects. The aggregate reserves for claims, losses (including, without limitation, incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premium, as reflected in each of the Meadowbrook SAP Statements, (i) were determined in accordance with presently accepted actuarial standards consistently applied (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) are fairly stated in accordance with sound actuarial principles, (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements) and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws.
          (h) A.M. Best Company has not announced that it has under surveillance or review (with negative implications) its rating of the financial strength or claims-paying ability of any Meadowbrook Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Meadowbrook Insurance Subsidiary which is rated as of the date of this Agreement, and Meadowbrook has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the Meadowbrook Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason. As of the date hereof, Meadowbrook and each of the Meadowbrook Insurance Subsidiaries have been assigned an A- (Excellent) financial strength rating by A.M. Best Company.
     5.21 Labor and Employment Matters. Neither Meadowbrook nor its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Meadowbrook or its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of Meadowbrook aware of any strike, other labor dispute, organizational effort or other activity taken with a view toward unionization involving Meadowbrook or its Subsidiaries pending or threatened. Meadowbrook and its Subsidiaries are in material compliance with applicable Laws regarding employment or employees and retention of independent contractors and are in material compliance with all applicable employment tax Laws.
     5.22 Insurance. Meadowbrook and its Subsidiaries are presently insured, and since the Applicable Date, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as would not reasonably be expected to have a Meadowbrook Material Adverse Effect, all of the insurance policies and bonds maintained by Meadowbrook and its Subsidiaries outside the ordinary course of its business are in full force and effect, Meadowbrook and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     5.23 Financing. Section 5.23 of the Meadowbrook Disclosure Schedule sets forth the amount, as of the date hereof, of Meadowbrook’s cash and cash equivalents, the amount of the cash and cash equivalents of the Meadowbrook Insurance Subsidiaries’ available to pay a dividend to Meadowbrook without obtaining the approval of the Office of Financial and Insurance Regulation and the borrowings currently available under the Meadowbrook Credit Facility is as set forth in Section 5.23 of the Meadowbrook Disclosure Schedule. As of the Closing Date, Meadowbrook will have cash and availability under the Meadowbrook Credit Facility in amounts sufficient to pay the Maximum Cash Consideration.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.1 Covenants of ProCentury. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as previously disclosed in the ProCentury Disclosure Schedule (“Previously Disclosed”), without the prior written consent of Meadowbrook, ProCentury will not and will not permit any of its Subsidiaries to:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Meadowbrook the goodwill of the customers of ProCentury and its Subsidiaries and others with whom business relations exist; provided, however, that no action by ProCentury or its Subsidiaries with respect to matters specifically addressed by Sections 6.1(b) through 6.1(u) will be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such other provision.
          (b) Capital Stock. Other than pursuant to the ProCentury Options outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other rights.
          (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any ProCentury Common Shares, other than normal quarterly dividends in the amount of no more than $0.04 per ProCentury Common Share per quarter with customary record and payment dates or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ProCentury or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for the employment of individuals in the ordinary course of business on an at-will basis, (ii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iii) for other changes that are required by applicable Law, (iv) to satisfy contractual obligations existing as of the date hereof which are set forth in Section 6.1(d) or (v) of the ProCentury Disclosure Schedule to satisfy the terms of any ProCentury Plan.

          (e) Benefit Plans. For the 2008 calendar year, enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable Law or (ii) to satisfy contractual obligations existing as of the date hereof which are set forth in Section 6.1(d) of ProCentury Disclosure Schedule or the terms of any ProCentury Plan), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of ProCentury or any Subsidiary or take any action, other than contemplated by this Agreement, to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, business or properties including investment securities other than in the ordinary course of business.
          (g) Acquisitions. Acquire all or any material portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business or as contemplated by Section 6.1(h).
          (h) Capital Expenditures. Make any capital expenditures not contemplated by ProCentury’s capital expenditure budget having an aggregate value exceeding $150,000.
          (i) Governing Documents. Amend its articles of incorporation, code of regulations or similar governing documents.
          (j) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in Laws or GAAP which are disclosed promptly to Meadowbrook in writing.
          (k) Contracts. Enter into any agreement that would be required to be listed on Section 4.15(a) of the ProCentury Disclosure Schedule or renew or terminate or amend or modify in any material respect in a manner that is adverse to ProCentury any agreement for services to be provided to ProCentury or any Subsidiary or any other contract obligating ProCentury to pay an amount in excess of $150,000, other than agreements or arrangements entered into in the ordinary course of business in connection with the defense of claims, including litigated claims, made under policies of insurance issued by a ProCentury Insurance Subsidiary.
          (l) Claims. Except for the settlement, in the ordinary course of business, of claims (including litigated claims) made under insurance policies issued by ProCentury or its Subsidiaries, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which ProCentury or any Subsidiary is or becomes a party after the date hereof, which settlement, agreement or action involves payment by ProCentury or any Subsidiary of an amount which exceeds $50,000 and/or would impose any material restriction on the business of ProCentury or any Subsidiary.
          (m) ProCentury Operations. Enter into any new material line of business or otherwise change its investment policies, except as required by applicable Law.

          (n) Indebtedness. Incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than indebtedness incurred under ProCentury’s existing credit facility in the ordinary course of business consistent with past practice.
          (o) Loans. Make, purchase, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business.
          (p) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project.
          (q) Certain Transactions. Enter into any agreement that could reasonably be expected to have the result of delaying or hindering the approval of the ProCentury shareholders or any Governmental Entity.
          (r) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable Law or regulation.
          (s) Board Membership. Elect to the board of directors of itself or any of its Subsidiaries or to any office of its Subsidiaries any Person who is not a member of the board of directors or an officer of ProCentury or its Subsidiaries as of the date of this Agreement; provided, however, that if an additional vacancy is created on the board of directors of ProCentury, ProCentury may fill such vacancy with a Person who is not an officer of ProCentury or its Subsidiaries.
          (t) No New Subsidiaries. Neither ProCentury nor its Subsidiaries will establish, acquire or otherwise create any new entity.
          (u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     6.2 Covenants of Meadowbrook and Merger Sub. From the date hereof, until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of ProCentury, Meadowbrook and Merger Sub will not, and will cause each of their Subsidiaries not to:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself the goodwill of its customers and others with whom business relations exist; provided, however, that no action by Meadowbrook or Merger Sub or their Subsidiaries with respect to matters specifically addressed by Sections 6.2(b) through 6.2(i) will be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of such other provision.
          (b) Acquisitions or Capital Expenditures. (i) Acquire all or any material portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business or as contemplated by clause (ii) hereof or (ii) make any capital expenditures not contemplated by Meadowbrook’s capital expenditure budget as in effect on the date hereof having an aggregate value exceeding $150,000, in each case if such acquisition or expenditure would materially affect Meadowbrook’s ability to pay the Maximum Cash Consideration.
          (c) Capital Stock. Other than equity awards issued and granted under the Meadowbrook Stock Plans, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any rights.
          (d) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties including investment securities and loans other than in the ordinary course of business.
          (e) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in Laws or GAAP.
          (f) Certain Transactions. Enter into any agreement that could reasonably be expected to have the result of delaying or hindering the approval of the Meadowbrook shareholders or any Governmental Entity.
          (g) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable Law or regulation.
          (h) Governing Documents. Amend its articles of incorporation, bylaws or code of regulations, which as a direct result of such amendment the holders of ProCentury Common Shares would be adversely affected.
          (i) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of ProCentury, Meadowbrook and Merger Sub agrees to use its reasonable best efforts (subject to, and in accordance with applicable Law) in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Merger including the satisfaction of the conditions set forth in Article VIII, and shall cooperate fully with the other Parties hereto to that end.
     7.2 Shareholder Approval.
          (a) ProCentury agrees to take, in accordance with applicable Law and its articles of incorporation and code of regulations, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, including the Merger, and any other matters required to be approved by ProCentury’s shareholders for consummation of the Merger (including any adjournment or postponement, the “ProCentury Shareholder Meeting”). Except with the prior approval of Meadowbrook, no other matters shall be submitted for the approval of ProCentury shareholders at the ProCentury Shareholder Meeting, other than the election of directors in the event the Agreement is not approved and adopted. The board of directors of ProCentury shall at all times prior to and during such meeting recommend such approval and adoption and shall take all reasonable lawful action to solicit such approval and adoption by its shareholders; provided that nothing in this Agreement shall prevent the board of directors of ProCentury from withholding, withdrawing, amending or modifying its recommendation if the board of directors of ProCentury determines, after consultation with its outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the ProCentury shareholders under applicable Law; provided, further, that Section 7.7 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.
          (b) Meadowbrook agrees to take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the issuance of the Meadowbrook Common Stock contemplated by this Agreement and any other matters required to be approved by Meadowbrook’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Meadowbrook Shareholder Meeting”). Except with the prior approval of ProCentury, no other matters shall be submitted for the approval of Meadowbrook shareholders at the Meadowbrook Shareholder Meeting, other than matters customarily brought before the Meadowbrook shareholders at an annual meeting. The board of directors of Meadowbrook shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the board of directors of Meadowbrook from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Meadowbrook determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Meadowbrook shareholders under applicable Law.
     7.3 Registration Statement.
          (a) Meadowbrook agrees to prepare an S-4 or other applicable registration statement to be filed by Meadowbrook with the SEC in connection with the issuance of

Meadowbrook Common Stock in the Merger (including the Proxy Statement and other proxy solicitation materials of ProCentury and Meadowbrook constituting a part thereof and all related documents). ProCentury shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and ProCentury, and its legal, financial and accounting advisors, shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) the S-4 prior to its filing. ProCentury agrees to cooperate with Meadowbrook and Merger Sub and Meadowbrook’s and Merger Sub’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4 and the Proxy Statement. Provided that ProCentury has cooperated as described above, Meadowbrook agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable. Each of ProCentury, Meadowbrook and Merger Sub agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Meadowbrook also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the S-4 is declared effective under the Securities Act, ProCentury and Meadowbrook shall promptly mail the Proxy Statement to their respective shareholders.
          (b) Each of ProCentury and Meadowbrook agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the ProCentury Shareholder Meeting and the Meadowbrook Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of ProCentury and Meadowbrook further agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the S-4 or the Proxy Statement.
          (c) Meadowbrook agrees to advise ProCentury, promptly after Meadowbrook receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Meadowbrook Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Meadowbrook is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.
     7.4 Regulatory Filings.

          (a) Each of Meadowbrook, Merger Sub and ProCentury shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the Merger and the other transactions contemplated hereby; and any initial filings with Governmental Entities shall be made by Meadowbrook and Merger Sub as soon as reasonably practicable after the execution of this Agreement. Each of Meadowbrook, Merger Sub and ProCentury shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, and each Party shall keep the other Parties apprised of the status of material matters relating to completion of the Merger.
          (b) ProCentury and Meadowbrook shall: (i) within twenty (20) business days following the execution of this Agreement, file the Notification and Report Forms required of it under the HSR Act relating to the Merger with the United States Department of Justice and the Federal Trade Commission; (ii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other governmental agency in connection with such notification; (iii) request early termination of the waiting period under the HSR Act and (iv) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act. Subject to such confidentiality restrictions as may be reasonably requested, each Party hereto shall coordinate and cooperate with the other Parties in preparing the Notification and Report Forms, responding to such inquiries and taking all such other actions.
          (c) Each of the Parties shall use their reasonable best efforts to: (i) within twenty (20) business days following the execution of this Agreement, file a Form A (Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer) with the Ohio Department of Insurance, the Texas Department of Insurance and the Washington D.C. Department of Insurance; (ii) promptly respond to inquiries from the Ohio Department of Insurance, the Texas Department of Insurance and the Washington D.C. Department of Insurance in connection with such filings or requests and (iii) take all other commercially reasonable actions necessary or appropriate to obtain the approval of Governmental Entities necessary to consummate the transactions contemplated by this Agreement.
          (d) Each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Parties or any of their Subsidiaries (if applicable) to any third party or Governmental Entity.
          (e) Notwithstanding the foregoing, in no event shall any of the Parties be obligated to take any action, including divesting or holding separate any assets, in order to obtain any consent, waiver, approval or authorization relating to, or to resolve any objections to the transactions contemplated hereby, asserted by any Governmental Entity.
          (f) Each Party shall promptly inform the other party in advance of any proposed meetings, discussions or other material communications with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity regarding the transactions contemplated hereby (and as soon as practicable following any communication from any such entity).
          (g) Upon any HSR Act filing made in accordance with this Agreement, ProCentury and Meadowbrook will each pay one-half of all HSR Act filing fees.
     7.5 Press Releases. ProCentury, Meadowbrook and Merger Sub shall consult with each other before issuing any press release with respect to the Merger or this Agreement. Meadowbrook and ProCentury will issue a joint press release with respect to the Merger or this Agreement as soon as practicable after this Agreement is fully executed. ProCentury shall not issue any press release with respect to the Merger or this Agreement or make any such public statements without the prior written consent of Meadowbrook and Merger Sub, which consent shall not be unreasonably withheld; provided, however, that ProCentury may, without the prior consent of Meadowbrook or Merger Sub (but after consultation with Meadowbrook and Merger Sub, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of Nasdaq. ProCentury, Merger Sub and Meadowbrook shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other Parties.
     7.6 Access; Information.
          (a) ProCentury agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford Meadowbrook and Merger Sub and their officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties and personnel of ProCentury and to such other information relating to ProCentury as Meadowbrook may reasonably request and, during such period, it shall furnish promptly to Meadowbrook and Merger Sub all information concerning the business, properties and personnel of ProCentury as Meadowbrook and Merger Sub may reasonably request, subject to applicable Law.
          (b) Meadowbrook and Merger Sub agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, they shall afford ProCentury and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties and personnel of Meadowbrook and Merger Sub and to such other information relating to Meadowbrook and Merger Sub as ProCentury may reasonably request and, during such period, they shall furnish promptly to ProCentury all information concerning the business, properties and personnel of Meadowbrook and Merger Sub as ProCentury may reasonably request, subject to applicable Law.
          (c) No investigation by any Party of the business and affairs of any other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the Merger.
     7.7 Acquisition Proposals. ProCentury agrees that it shall not, and that it shall cause its directors and officers not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving ProCentury, or any purchase of all or substantially all of the assets of ProCentury or more than 20% of the outstanding equity securities of ProCentury (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). ProCentury further agrees that it shall not, and that it shall cause its directors and officers not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ProCentury or the board of directors of ProCentury from (A) complying with its disclosure obligations under federal or state Law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of ProCentury receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of ProCentury, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the ProCentury board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law and (ii) the ProCentury board of directors determines in good faith (after receipt of advice of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and could reasonably be expected, if consummated, to result in a transaction more favorable to ProCentury’s shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the ProCentury in compliance with this Section 7.7 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” ProCentury agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposals. ProCentury agrees that it will notify Meadowbrook and Merger Sub if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, ProCentury or any of its representatives.
     7.8 NYSE Listing. Meadowbrook agrees to use its reasonable best efforts to list, prior to the Effective Time, on the NYSE the shares of Meadowbrook Common Stock to be issued in connection with the Merger.

     7.9 Benefit Plans.
          (a) Meadowbrook shall take all commercially reasonable action so that either contemporaneously with or as soon as administratively practicable after the Effective Time, employees of ProCentury and its Subsidiaries as of the Effective Time will be eligible to participate in the employee benefit plans of Meadowbrook on substantially the same terms and conditions of similarly situated employees of Meadowbrook. Except as provided elsewhere in this Section 7.9(a) and in Section 7.9(b), nothing in this Agreement shall require that Meadowbrook or the Surviving Corporation, as applicable, continue the ProCentury Plans or shall limit the ability of the Surviving Corporation to amend or terminate any of ProCentury’s Plans in accordance with their terms at any time. On or before the Effective Time, if directed in writing to do so by Meadowbrook, ProCentury shall take or cause to be taken all such action necessary to terminate the Century Surety Company 401(k) Plan (“Century 401(k) Plan”) and, as soon as reasonably practicable following the effective date of the termination, file an application for a favorable determination of the qualified status of the ProCentury 401(k) Plan upon its termination; provided, however, ProCentury shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Effective Time. Meadowbrook shall take such action as is reasonably necessary to permit any outstanding participant loans under the Century 401(k) Plan of employees of ProCentury and its Subsidiaries as of the Effective Time to be transferred to a 401(k) plan maintained by Meadowbrook or its Subsidiaries (the “Meadowbrook 401(k) Plan”) prior to the date that such loans would go into a default status under the Century 401(k) Plan. As soon as reasonably practicable following the termination of the Century 401(k) Plan and the issuance of a favorable determination letter by the Internal Revenue Service confirming the qualified status of the Century 401(k) Plan upon its termination, the participants in the Century 401(k) Plan who are employees of the Surviving Corporation or Meadowbrook or its Subsidiaries shall be eligible to roll over their account balances, including any outstanding participant loans, into the Meadowbrook 401(k) Plan. All employees of ProCentury and its Subsidiaries shall be eligible to participate in the Meadowbrook 401(k) Plan as of the Effective Time; provided that such employees were, immediately prior to the Effective Time, eligible to participate in the Century 401(k) Plan and had reached their Entry Date (as defined in the Century 401(k) Plan). Employees of ProCentury and its Subsidiaries who, immediately prior to the Effective Time, had not reached their Entry Date (as defined in the Century 401(k) Plan), shall be eligible to participate in the Meadowbrook 401(k) Plan as of their Entry Date (as defined in the Meadowbrook 401(k) Plan), taking into account such employee’s service with both ProCentury and its Subsidiaries and Meadowbrook and its Subsidiaries.
          (b) At and following the Effective Time, Meadowbrook and the Surviving Corporation shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of ProCentury existing as of the Effective Time, and all employment, “change-in-control”, deferred compensation and incentive compensation agreements of ProCentury and its Subsidiaries, in each case, which are Previously Disclosed.
          (c) For purposes of eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Meadowbrook and its Subsidiaries providing benefits to any employees of ProCentury and its Subsidiaries after the Effective Time, each such employee shall be credited with his or her years of service with ProCentury and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar ProCentury Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. At such time as employees of ProCentury become eligible to participate in a medical, dental or health plan of Meadowbrook or its Subsidiaries, Meadowbrook shall cause each such plan to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees of ProCentury and their beneficiaries during the portion of the calendar year prior to such participation as if such amounts had been paid in accordance with such plan of Meadowbrook or its Subsidiaries and (ii) waive any waiting period limitation, evidence of insurability or actively-at-work requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous ProCentury Plan. The Surviving Corporation shall assume full responsibility for providing COBRA continuation coverage to current and former ProCentury employees who are M&A Qualified Beneficiaries as the term is defined in Treas. Reg. §§ 54.4980B-1 — B-10 until such time as the Surviving Corporation terminates its own health plan or plans. Nothing in this Section 7.9(c) shall prevent Meadowbrook or the Surviving Corporation from terminating its group health plan or plans. On or before the Effective Time, if directed in writing to do so by Meadowbrook, ProCentury shall take or cause to be taken all such action necessary to terminate some or all of ProCentury’s Plans that are welfare benefit plans; provided, however, ProCentury shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Effective Time. All employees of ProCentury and its Subsidiaries shall be eligible to participate in Meadowbrook’s welfare benefit plans as of the Effective Time.
     7.10 Notification of Certain Matters. Each of ProCentury, Merger Sub and Meadowbrook shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it and its respective Subsidiaries taken as a whole or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     7.11 Indemnification and Insurance.
          (a) Meadowbrook shall, and shall cause the Surviving Corporation to, jointly and severally, honor all of ProCentury’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of ProCentury and its Subsidiaries (each, an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of ProCentury and such Subsidiaries exist on the date hereof, whether pursuant to articles of incorporation, code of regulations, bylaws of ProCentury or its Subsidiaries or pursuant to such indemnity agreements as are disclosed in Section 7.11 of the ProCentury Disclosure Schedule, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

          (b) Meadowbrook will obtain, fully pay for and maintain for six years A-Side coverage including Difference in Conditions coverage (“DIC”) drop down, reasonably acceptable to ProCentury, with a prior and pending/ retroactive date of March 19, 2007 for the DIC coverage and March 19, 2004 for the main coverage grant, which provides substantially the same amounts and scope of coverage as are provided under ProCentury’s existing policies; provided, however, that if the aggregate premium for the foregoing coverage is greater than $1,000,000, such insurance shall be reduced in scope, amount or duration (at ProCentury’s option) to insurance coverage the premium for which equals $1,000,000 in the aggregate.
          (c) If an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 7.11, Meadowbrook shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.
          (d) If Meadowbrook or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.11.
          (e) The rights of each Indemnified Party hereunder shall be in addition to and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation, code of regulations, bylaws or other organizational documents of ProCentury or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the Ohio Revised Code or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
     7.12 Financing. Meadowbrook and Merger Sub shall take all action that is necessary so that at the Effective Time Meadowbrook and Merger Sub have sufficient cash and cash equivalents and available amounts under then-existing credit facilities to pay the Maximum Cash Consideration and all related fees and expenses payable by Meadowbrook and Merger Sub in connection with the transactions contemplated by this Agreement.
     7.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of ProCentury, on the one hand, and Meadowbrook and Merger Sub, on the other hand, will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of Meadowbrook or ProCentury, as the case may be, and to report (i) the general status of the ongoing operations of it and its Subsidiaries; and (ii) the status of, and the action proposed to be taken with respect to, any matters outside the ordinary course of its and its Subsidiaries’ businesses. Each of ProCentury, on the one hand, and Meadowbrook and Merger Sub, on the other hand, will promptly notify the other of any material change in the normal course of business or in the operation of its properties or the properties of any of its Subsidiaries and all regulatory communications and governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving itself or any of its Subsidiaries, and will keep the other fully informed of such events.

     7.14 Continuing Directors. Meadowbrook shall take such actions as may be required to appoint, effective as of the Effective Time, two Persons currently serving on the ProCentury board of directors (the “ProCentury Directors”), as designated by ProCentury, to the board of directors of Meadowbrook.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Parties at or prior to the Effective Time of each of the following conditions:
          (a) ProCentury Shareholder Approval. This Agreement shall have been adopted at the ProCentury Shareholder Meeting by the requisite affirmative vote of the holders of at least a majority of the outstanding ProCentury Common Shares entitled to vote thereon (the “ProCentury Shareholder Approval”).
          (b) Meadowbrook Shareholder Approval. The issuance of Meadowbrook Common Stock contemplated by this Agreement shall have been approved by the requisite affirmative vote of at least a majority of the votes cast (assuming a quorum is present) at the Meadowbrook Shareholder Meeting (the “Meadowbrook Shareholder Approval”).
          (c) NYSE Stock Market Listing. The shares of Meadowbrook Common Stock which shall be issued to the shareholders of ProCentury upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          (d) Other Approvals. The following material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers shall have been made, filed, given or obtained: (i) the approvals of or filings with insurance regulatory authorities under all applicable Laws regulating the business of insurance, including the filing of a Form A (Statement Regarding the Acquisition or Change of Control of a Domestic Insurer) with the Ohio Department of Insurance with respect to Century Surety Company, the Texas Department of Insurance with respect to ProCentury Insurance Company and the Washington D.C. Department of Insurance with respect to ProCentury Risk Partners and approval or non-objection of such statements by the applicable Governmental Entities; and (ii) the filing of a Pre-Merger Notification pursuant to the HSR Act and the expiration or termination of any waiting period required by the HSR Act, required to be made, filed, given or obtained with, to or from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement (all such registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers being referred to herein as the “Requisite Regulatory Approvals”).
          (e) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an

“Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding therefor shall have been initiated by any Governmental Entity. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
          (g) No Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Meadowbrook, ProCentury or any of their respective Subsidiaries that Meadowbrook, or ProCentury, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Meadowbrook or ProCentury as to render inadvisable in the reasonable good faith judgment of Meadowbrook or ProCentury, the consummation of the Merger (a “Burdensome Condition”).
     8.2 Conditions to Obligations of Meadowbrook and Merger Sub. The obligation of Meadowbrook and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Meadowbrook and Merger Sub at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties of ProCentury. The representations and warranties of ProCentury set forth in this Agreement that are qualified by a “ProCentury Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing Date as though made on and as of the Closing Date (except to the extent any particular representations and warranties speak as of a specific earlier date), and the representations and warranties of ProCentury that are not so qualified, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a ProCentury Material Adverse Effect. Meadowbrook and Merger Sub shall have received a certificate dated as of the Closing Date signed on behalf of ProCentury by the chief executive officer and the chief financial officer of ProCentury to the foregoing effect.
          (b) Performance of Obligations of ProCentury. ProCentury shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Meadowbrook and Merger Sub shall have received a certificate dated as of the Closing Date signed on behalf of ProCentury by the chief executive officer and the chief financial officer of ProCentury to such effect.
          (c) Federal Tax Opinion. Meadowbrook shall have received an opinion of Meadowbrook’s counsel, in form and substance reasonably satisfactory to Meadowbrook, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, Meadowbrook’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Meadowbrook, Merger Sub, ProCentury and others, reasonably satisfactory to such counsel.

          (d) Consents. The consents, approvals or waivers listed on Section 8.2(d) of the ProCentury Disclosure Schedule shall have been obtained.
          (e) Other Actions. ProCentury shall have furnished Meadowbrook and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 8.1 and this Section 8.2 as Meadowbrook may reasonably request.
     8.3 Conditions to Obligations of ProCentury. The obligation of ProCentury to effect the Merger is also subject to the satisfaction or waiver by ProCentury at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties of Meadowbrook and Merger Sub. The representations and warranties of Meadowbrook and Merger Sub set forth in this Agreement that are qualified by a “Meadowbrook Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing Date as though made on and as of the Closing Date (except to the extent any particular representations and warranties speak as of a specific earlier date), and the representations and warranties of Meadowbrook and Merger Sub that are not so qualified, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect. ProCentury shall have received a certificate dated as of the Closing Date signed on behalf of Meadowbrook and Merger Sub by the chief executive officer and the chief financial officer of Meadowbrook and Merger Sub to the foregoing effect.
          (b) Performance of Obligations of Meadowbrook and Merger Sub. Meadowbrook and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ProCentury shall have received a certificate dated as of the Closing Date signed on behalf of Meadowbrook and Merger Sub by the chief executive officer and the chief financial officer of Meadowbrook and Merger Sub to such effect.
          (c) Deposit of Cash and Stock Consideration. Meadowbrook shall have deposited with the Exchange Agent the Cash Consideration, the Stock Consideration and the Option Merger Consideration to be paid to holders of ProCentury Common Shares pursuant to Article III.
          (d) Federal Tax Opinion. ProCentury shall have received an opinion of ProCentury’s counsel, in form and substance reasonably satisfactory to ProCentury, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, ProCentury’s counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Meadowbrook, Merger Sub, ProCentury and others, reasonably satisfactory to such counsel.

          (e) Consents. The consents, approvals or waivers listed on Section 8.3(e) of the Meadowbrook Disclosure Schedule shall have been obtained.
          (f) Other Actions. Meadowbrook and Merger Sub shall have furnished ProCentury with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 8.1 and this Section 8.3 as ProCentury may reasonably request.
ARTICLE IX
TERMINATION AND AMENDMENT
     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of ProCentury or the shareholders of Meadowbrook:
          (a) Mutual Consent. By mutual consent of ProCentury and Meadowbrook in a written instrument, if the board of directors of each so determines by a majority vote of the members of its entire Board;
          (b) No Regulatory Approval. By either Meadowbrook or ProCentury upon written notice to the other Party (i) twenty (20) business days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the twenty (20) business day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement or (iii) there shall be a Burdensome Condition upon Meadowbrook, Merger Sub or ProCentury;
          (c) Delay. By either Meadowbrook or ProCentury if the Merger shall not have been consummated on or before September 30, 2008 (the “Drop Dead Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party (including Merger Sub with respect to a termination by Meadowbrook) seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; provided, however that if Meadowbrook or ProCentury determines that additional time is necessary to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Drop Dead Date may be extended to a date not later than December 31, 2008;
          (d) ProCentury Shareholder Approval. By either Meadowbrook or ProCentury (provided that if ProCentury is the terminating Party it shall not be in material breach of any of its obligations under Section 7.2(a)) if any approval of the shareholders of ProCentury required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the ProCentury Shareholder Meeting;
          (e) Meadowbrook Shareholder Approval. By either Meadowbrook or ProCentury (provided that if Meadowbrook is the terminating Party it shall not be in material breach of any of its obligations under Section 7.2(b)) if any approval of the shareholders of Meadowbrook required for the consummation of the Merger and issuance of Meadowbrook Common Stock in connection therewith shall not have been obtained by reason of the failure to obtain the required vote at the Meadowbrook Shareholder Meeting;
          (f) Breach of Representations; Material Adverse Effect. By either Meadowbrook or ProCentury (provided that the terminating Party (including Merger Sub with respect to a termination by Meadowbrook) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (including Merger Sub with respect to a termination by ProCentury), which breach would reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect or ProCentury Material Adverse Effect;
          (g) Breach of Covenants; Material Adverse Effect. By either Meadowbrook or ProCentury (provided that the terminating Party (including Merger Sub with respect to a termination by Meadowbrook) is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party (including Merger Sub with respect to a termination by ProCentury), which breach would reasonably be expected to have, individually or in the aggregate, a Meadowbrook Material Adverse Effect or ProCentury Material Adverse Effect;
          (h) ProCentury Failure to Recommend. By Meadowbrook, if (i) the board of directors of ProCentury does not recommend in the Proxy Statement that its shareholders adopt this Agreement; (ii) after recommending in the Proxy Statement that shareholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Meadowbrook or (iii) ProCentury fails to call, give proper notice of, convene and hold the ProCentury Shareholder Meeting;
          (i) Meadowbrook Failure to Recommend. By ProCentury, if (i) the board of directors of Meadowbrook does not recommend in the Proxy Statement that its shareholders adopt this Agreement or approve the issuance of the Meadowbrook Common Stock in connection with the Merger; (ii) after recommending in the Proxy Statement that shareholders approve this Agreement or the issuance of the Meadowbrook Common Stock in connection with the Merger, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of ProCentury or (iii) Meadowbrook fails to call, give proper notice of, convene and hold the Meadowbrook Shareholder Meeting.
          (j) Superior Proposal. At any time prior to the ProCentury Shareholder Meeting, by ProCentury in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by ProCentury and the board of directors of ProCentury is in full compliance with all of the requirements of Section 7.7; provided, however, that this Agreement may be terminated by ProCentury pursuant to this Section 9.1(j) only after the tenth business day following ProCentury’s provision of written notice to Meadowbrook advising Meadowbrook that the board of directors of ProCentury is prepared to accept a Superior Proposal, and only if, during such ten-business day period, Meadowbrook does not, in its sole discretion, make an offer to ProCentury that the board of directors of ProCentury determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.
          (k) Governmental Orders. By either Meadowbrook or ProCentury if a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(k) shall have used its reasonable best efforts to have such injunction lifted; or
          (l) Certain Tender or Exchange Offers. By Meadowbrook if a tender offer or exchange offer for 50% or more of the outstanding shares of ProCentury Common Stock is commenced (other than by Meadowbrook or a Subsidiary thereof), and the ProCentury board of directors recommends that the shareholders of ProCentury tender their shares in such tender or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.
     9.2 Effect of Termination.
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except (i) as set forth in this Section 9.2, Section 10.2 and 10.3, (ii) that termination will not relieve a breaching Party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) that in the event of a termination by ProCentury (so long as ProCentury is not in material breach of this Agreement), ProCentury shall be entitled to pursue any and all of its remedies, including on behalf of its shareholders, for any breach by Meadowbrook of Section 5.23 or Section 7.12.
          (b) In recognition of the efforts, expenses and other opportunities foregone by Meadowbrook while structuring and pursuing the Merger, the Parties agree that ProCentury shall pay to Meadowbrook a termination fee of $9.5 million (the “Termination Fee”) in the manner set forth below if:
               (i) this Agreement is terminated by Meadowbrook pursuant to Section 9.1(h) or (l); or
               (ii) this Agreement is terminated by (A) Meadowbrook pursuant to Section 9.1(c) (but only if the failure of the Closing to occur by the Drop Dead Date is caused by a material breach of this Agreement by ProCentury, or (B) either Meadowbrook or ProCentury pursuant to Section 9.1(d) (other than by reason of any breach by Meadowbrook), and in the case of any termination pursuant to the clauses set forth in (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the ProCentury board of directors or any of its members (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of ProCentury contemplated by this Agreement at the ProCentury Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A); or
               (iii) this Agreement is terminated by ProCentury pursuant to Section 9.1(j).
In the event the Termination Fee shall become payable pursuant to this Section 9.2(b), the Termination Fee shall be paid within five days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Meadowbrook.
          (c) ProCentury and Meadowbrook agree that the agreement contained in Sections 9.2(b) and (c) hereof is an integral part of the transactions contemplated by this Agreement, that without such agreement Meadowbrook would not have entered into this Agreement and that such amounts constitute liquidated damages, but not a penalty, in the event of a breach of this Agreement by ProCentury. If ProCentury fails to pay Meadowbrook the amounts due under paragraph (b) above within the time periods specified therein, ProCentury shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Meadowbrook in connection with any action in which Meadowbrook prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
     9.3 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
     10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the Parties,

which shall be the first day which is at least two business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than such conditions that by their terms are to be satisfied on the Closing Date) but in no event earlier than the 11th day following the ProCentury Shareholder Meeting (the “Closing Date”), at the offices of Meadowbrook’s counsel unless another time, date or place is agreed to in writing by the Parties.
     10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 9.1, 9.2 and this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party or any of their affiliates of any defense at Law or in equity which otherwise would be available against the claims of any Person.
     10.3 Expenses. Except as provided in Section 7.4(g) and as costs and expenses may be payable pursuant to Section 9.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel shall be paid by the Party incurring such expense; provided, however, that all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and other transactions contemplated thereby shall be borne by Meadowbrook, provided, further, however, that nothing contained herein shall limit any Party’s rights to recover any liabilities or damages arising out of another Party’s willful breach of any provision of this Agreement.
     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to Meadowbrook or Merger Sub, to:

Meadowbrook Insurance Group, Inc. MBKPC Corp. 26255 American Drive Southfield, Michigan 48034-6112 Attention: Michael G. Costello, Esq. General Counsel, Secretary and Senior Vice President

with a copy to:

Bodman LLP 6th Floor at Ford Field 1901 St. Antoine Street Detroit, Michigan 48226 Attention: Forrest O. Dillon, Esq.
(b)	if to ProCentury, to:

ProCentury Corporation 465 Cleveland Avenue Westerville, Ohio 43082 Attention: Edward F. Feighan Chairman of the Board of Directors, President and Chief Executive Officer

with a copy to:

Baker & Hostetler LLP 3200 National City Center 1900 East 9th Street Cleveland, Ohio 44114-3485 Attention: John M. Gherlein, Esq.
     10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or ''including’’ are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 20, 2008.
     10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, dated August 30, 2007, between ProCentury and Meadowbrook.
     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without regard to conflicts-of-law principles that would require the application of any other Law.
     10.8 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
     10.9 Severability. Except to the extent that application of this Section 10.9 would have a Material Adverse Effect on ProCentury or Meadowbrook and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
     10.10 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after adoption of the Agreement by the shareholders of either ProCentury or Meadowbrook; provided, however, that after adoption of the Agreement by ProCentury’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to ProCentury shareholders hereunder other than as contemplated by this Agreement or as otherwise required by applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     10.12 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.
     10.13 No Third Party Beneficiaries Except as set forth in Section 7.11, nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
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     IN WITNESS WHEREOF, Meadowbrook, Merger Sub and ProCentury have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEADOWBROOK INSURANCE GROUP, INC.
By:
	Name:	Robert S. Cubbin
	Title:	President and Chief Executive Officer

MBKPC CORP.
By:
	Name:	Robert S. Cubbin
	Title:	President and Chief Executive Officer

PROCENTURY CORPORATION
By:
	Name:	Edward F. Feighan
	Title:	President and Chief Executive Officer